Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ELECTRONIC ARTS INC.,

PLUMPJACK ACQUISITION CORPORATION,

POPCAP GAMES, INC.,

DAVID L. ROBERTS,

AS EARNOUT REPRESENTATIVE,

DAVID L. ROBERTS,

AS SHAREHOLDER REPRESENTATIVE,

AND,

WITH RESPECT TO ARTICLES VII, VIII AND IX ONLY,

U.S. BANK NATIONAL ASSOCIATION,

AS ESCROW AGENT

Dated as of July 11, 2011

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

-iii-

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Shareholder Written Consent
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Articles of Merger
Exhibit D	Investment of Exchange Fund / Escrow Amount
Exhibit E	Form of Parachute Payment Waiver
Exhibit F	Form of Director and Officer Resignation Letter
Exhibit G	Form of Legal Opinion of Counsel of the Company

Schedules

Schedule 1.6(a)(i)	Company Games
Schedule 1.6(a)(ii)	Company Licensed Games
Schedule 1.6(a)(iii)	Earnout Consideration
Schedule 5.14	Expenses
Schedule 5.24	Additional Covenants
Schedule 6.2(f)(i)	Necessary Consents
Schedule 6.2(f)(ii)	Necessary Terminations
Schedule 6.2(h)	Individuals Entering into Non-Compete and Non-Solicitation Agreements
Schedule 7.2(a)(vi)	Accrued Tax Liabilities
Schedule 7.2(a)(vii)	Additional Indemnification Matters
Schedule 7.5(f)	Escrow Fees

-iv-

INDEX OF DEFINED TERMS

Term	Section Reference in Agreement
280G Approval	5.7(c)
401(k) Plan	5.10
Action of Divestiture	5.4(f)
Adjusted Total Closing Consideration	1.6(a)
Affiliate	1.6(a)
Affiliated Group	2.11(a)
Agent Indemnification Expenses	7.5(e)(vii)
Agent Interpleader Expenses	7.5(e)(vi)
Aggregate Strike Price Amount	1.6(a)
Agreement	Preamble
Articles of Incorporation	2.1(a)
Articles of Merger	1.2
Balance Sheet Date	2.7
Basket	7.3(c)
Books and Records	2.19
Business Day[s]	1.6(a)
Charter Documents	2.1(a)
Closing	1.2
Closing Certificates	1.6(a)
Closing Date	1.2
Closing Date Cash and Debt Statement	5.13
COBRA	2.22(a)
Code	1.6(a)
Common Distribution Mechanism	1.6(a)
Company	Preamble
Company Acquisition Proposal	4.3(a)
Company Authorizations	2.17
Company Capital Stock	1.6(a)
Company Common Stock	1.6(a)
Company Confidential Information	9.12
Company Counsel	9.12
Company Counsel Work Product	9.12
Company Databases	2.14(u)
Company Employee Plan	2.22(a)
Company Franchise Products	1.6(a)
Company Games	1.6(a)
Company Game Derivative	1.6(a)
Company Indemnified Party	5.21(a)
Company Intellectual Property	2.14(a)

-v-

INDEX OF DEFINED TERMS

(continued)

Term	Section Reference in Agreement
Company Material Adverse Effect	1.6(a)
Company Options	1.6(a)
Company Products	2.14(a)
Company Registered Intellectual Property	2.14(c)
Company Series A Preferred Stock	1.6(a)
Company Stock Certificates	1.9(c)
Company Technology	2.14(a)
Company Unvested Options	1.6(a)
Company Vested Options	1.6(a)
Confidential Disclosure Agreement	5.2
Conflict	2.5
Contaminants	2.14(x)
Continuing Employees	1.6(a)
Contract	1.6(a)
Contributor	2.14(n)
Current Balance Sheet	2.7
Deemed Conversion Cap	1.6(a)
De Minimis Amount	7.3(d)
Development Agreements	2.14(t)
Development Tools	2.14(s)
Director and Officer Resignation Letter	5.17
Disclosure Schedule	Article II
Disputes	9.12
Dissenting Shares	1.8(a)
DOJ	2.6
DOL	2.22(a)
Earnout Notice	1.6(e)(i)
Earnout Notice of Objection	1.6(e)(ii)
Earnout Representative	1.6(e)(vii)
EBIT	1.6(a)
Effect	1.6(a)
Effective Time	1.2
Effective Time Holders	1.6(a)
Employee	2.22(a)
Employee Agreement	2.22(a)
End Date	8.1(c)
Environmental Laws	2.20(a)(i)

-vi-

INDEX OF DEFINED TERMS

(continued)

Term	Section Reference in Agreement
ERISA	2.22(a)
ERISA Affiliate	2.22(a)
Escrow Agent	1.6(a)
Escrow Amount	1.6(a)
Escrow Claim Objection Notice	7.4(b)
Escrow Fund	7.5(a)
Escrow Release	7.5(b)
Estimated Third Party Expenses	1.6(a)
Excess Debt	5.13
Excess Third Party Expenses	5.14
Exchange Agent	1.9(a)
Exchange Documents	1.9(c)
Exchange Fund	1.9(b)
Export Approvals	2.25(a)
FCPA	2.26
Financials	2.7
Final CY12 EBIT	1.6(a)
Final CY13 EBIT	1.6(a)
Foreign Employees	2.22(p)(i)
FTC	2.6
Fundamental Representations	7.1
Funded International Employee Plan	2.22(o)
GAAP	1.6(a)
Generally Available Software	2.14(a)
General Survival Period	7.1
Governmental Entity	2.6
Hazardous Materials	2.20(a)(ii)
Hazardous Materials Activities	2.20(a)(iii)
HIPAA	2.22(a)
HSR Act	2.6
Inbound Licenses	2.14(f)
Indebtedness Adjustment Amount	1.6(a)
Indemnified Parties	7.2(a)
Indemnifying Party	7.2(a)
Initial Grant Date	5.12(b)(ii)
Intellectual Property Rights	2.14(a)
Interested Party	2.16(a)

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INDEX OF DEFINED TERMS

(continued)

Term	Section Reference in Agreement
Interim Financials	2.7
International Employee Plan	2.22(a)
IP Contracts	2.14(k)
IRS	2.22(a)
Joinder Agreements	Recitals
Knowledge	1.6(a)
Known	1.6(a)
Lease Agreements	2.13(b)
Leased Real Property	2.13(a)
Legal Requirements	1.6(a)
Liabilities	2.8
Lien	1.6(a)
Loss	7.2(a)
Losses	7.2(a)
Made Available	1.6(a)
Material Contracts	2.15(a)
Merger	Recitals
Non-Competition and Non-Solicitation Agreements	Recitals
Non-Escrow Total Closing Consideration	1.6(a)
Officer’s Certificate	7.4(a)
Open Source Software	2.14(q)(i)
Order	1.6(a)
Ordinary Course Outbound Agreements	2.14(i)
Outbound Licenses	2.14(i)
Parachute Payment Waiver	5.7(d)
Parent	Preamble
Parent Common Stock	1.6(a)
Parent Designee	1.6(a)
Parent Equity Pool	5.12(b)(i)
Parent Non-GAAP Adjustments	1.6(a)
Parent Option	5.12(b)(i)
Parent Product	1.6(a)
Parent Restricted Stock Units	5.12(b)(i)
PBGC	2.22(a)
Pension Plan	2.22(a)
Per Share Closing Cash Consideration	1.6(a)
Per Share Closing Option Consideration	1.6(a)

-viii-

INDEX OF DEFINED TERMS

(continued)

Term	Section Reference in Agreement
Per Share CY12 Earnout Consideration	1.6(a)
Per Share CY13 Earnout Consideration	1.6(a)
Per Share Preference Amount	1.6(a)
Person	1.6(a)
Personal Data	2.14(a)
Plan	1.6(a)
PRC	2.22(p)
Pre-Closing Tax Period	1.6(a)
Preference Amount	1.6(a)
Preference Cap	1.6(a)
Preferred Distribution Mechanism	1.6(a)
Preferred Per Share Closing Cash Consideration	1.6(a)
Preferred Per Share CY12 Earnout Consideration	1.6(a)
Preferred Per Share CY13 Earnout Consideration	1.6(a)
Privacy Legal Requirement	2.14(a)
Pro Rata Portion	1.6(a)
Registered Intellectual Property	2.14(a)
Related Agreements	1.6(a)
Remaining Pool	5.12(b)(i)
Representative Fund	1.6(a)
Representatives	4.3(a)
Requisite Shareholder Consent	Recitals
Returns	2.11(b)(i)
SEC	1.6(a)
Section 409A	2.11(e)(i)
Shareholder	1.6(a)
Shareholder Representative	Preamble
Shareholder Representative Expenses	7.6(b)
Shareholder Written Consent	Recitals
Soliciting Materials	5.7(f)
Specified Accounting Principles	1.6(a)
Spreadsheet	5.15
Standard Form Agreements	2.14(h)
Statement of Expenses	5.14
Strike Price Amount	1.6(a)
Sub	Preamble
Subsidiary	2.3(b)

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INDEX OF DEFINED TERMS

(continued)

Term	Section Reference in Agreement
Surviving Corporation	1.1
Tax(es)	2.11(a)
Tax Authority	1.6(a)
Tax Proceeding	1.6(a)
Tax Incentive	2.11(b)(xiii)
Tax Representations	7.1
Technology	2.14(a)
Third Party Claim	7.4(d)
Third Party Expense Adjustment Amount	1.6(a)
Third Party Expenses	5.14(a)
Top Customer	2.27(a)
Top Supplier	2.27(b)
Total Closing Consideration	1.6(a)
Total CY12 Earnout Consideration	1.6(a)
Total CY13 Earnout Consideration	1.6(a)
Total Non-Preferred Outstanding Shares	1.6(a)
Total Outstanding Shares	1.6(a)
Total Released Consideration	1.6(a)
Total Upfront Option Consideration	1.6(a)
Total Upfront Stock Consideration	1.6(a)
Trademarks	2.14(a)
Transaction Payroll Taxes	1.6(a)
Unresolved Claims	7.5(b)
WARN	2.22(a)
Washington Law	Recitals
Year-End Financials	2.7

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THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of July 11, 2011 by and among Electronic Arts Inc., a Delaware corporation (“Parent”), Plumpjack Acquisition Corporation, a Washington corporation and a wholly owned subsidiary of Parent (“Sub”), PopCap Games, Inc., a Washington corporation (the “Company”), David L. Roberts as Earnout Representative, David L. Roberts as shareholder representative (the “Shareholder Representative”), and, with respect to Article VII, Article VIII and Article IX hereof only, U.S. Bank National Association as Escrow Agent.

RECITALS

A. The Boards of Directors of each of Parent, Sub and the Company believe it is advisable and in the best interests of each corporation and its respective shareholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have adopted this Agreement and approved the Merger.

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, at the Effective Time: (i) all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein, (ii) all of the issued and outstanding options to purchase capital stock of the Company, to the extent unvested as of immediately prior to the Effective Time, shall be accelerated to the extent that under their respective terms and conditions the Merger results in such acceleration, (iii) all of the issued and outstanding options to purchase capital stock of the Company that are vested as of immediately prior to the Effective Time, including options accelerated pursuant to the preceding clause, shall be cancelled (unless exercised prior to the Effective Time) and converted into the right to receive the consideration set forth herein and (iv) all of the options to purchase capital stock of the Company that remain unaccelerated and unvested as of immediately prior to the Effective Time shall be cancelled without consideration and extinguished.

C. A portion of the consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent as partial security for the indemnification obligations set forth in this Agreement.

D. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

E. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, the Company shall obtain and deliver to Parent the irrevocable approval of the Merger, this Agreement and the transactions contemplated hereby, including each of the matters set forth in Section 5.7(a) hereof, pursuant to an Action by Written Consent, in the form attached hereto as Exhibit A (the “Shareholder Written Consent”), signed by each shareholder who is a member of the Company’s Board of Directors (and any affiliated entities) in his, her or its capacity as a shareholder of the Company and such other holders who, together with the foregoing, constitute the holders of at least two-thirds of the outstanding shares of the Company Common Stock and the Company Series A Preferred Stock, voting together as a single class on an as converted to Company Common Stock basis (the “Requisite Shareholder Consent”), pursuant to and in accordance with the applicable provisions of the Washington Business Corporation Act, Title 23B of the Revised Code of Washington (“Washington Law”) and the Charter Documents.

F. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, certain holders of Company Capital Stock and Company Options representing an aggregate Pro Rata Portion equal to no less than seventy percent (70%) of all Pro Rata Portions (as if calculated as of immediately following the Closing), are entering into Joinder Agreements, in substantially the form attached hereto as Exhibit B (the “Joinder Agreements”), with Parent.

G. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, certain Employees and shareholders of the Company are entering into offer letters or other agreements containing non-competition and non-solicitation provisions (the “Non-Competition and Non-Solicitation Agreements”) with Parent.

H. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, certain employees and shareholders of the Company are entering into Stock Consideration Agreements (the “Stock Consideration Agreements”) with Parent, whereby they will receive common stock of Parent in lieu of a portion of the cash consideration otherwise payable to them at Closing.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Washington Law, Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the “Closing”) will take place within two (2) Business Days following satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another time or place is mutually agreed upon in writing by Parent and the Company. Notwithstanding the foregoing, the Closing shall not take place on a date on or earlier than fourteen (14) days after the date hereof without the prior written consent of Parent. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger in substantially the form attached hereto as Exhibit C, with the Secretary of State of the State of Washington (the “Articles of Merger”), in accordance with the applicable provisions of Washington Law (the time of such filing and acceptance by the Secretary of State of the State of Washington, or such other later time as may be agreed in writing by Parent, Sub and the Company and specified in the Articles of Merger, shall be referred to herein as the “Effective Time”). This Agreement shall be deemed the “plan of merger” under Chapter 11 of Washington Law and this Agreement, excluding the Exhibits and Schedules hereto, shall be filed with the Articles of Merger pursuant to Section 23B.11.050(1) of Washington Law.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Washington Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Articles of Incorporation and Bylaws.

(a) Unless otherwise determined by Parent prior to the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the articles of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Washington Law and as provided in such articles of incorporation; provided, however, that at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is PopCap Games, Inc.”

(b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Washington Law and as provided in the articles of incorporation of the Surviving Corporation and such bylaws.

1.5 Directors and Officers.

(a) Directors of the Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Washington Law and the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b) Officers of the Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

1.6 Effect of the Merger on the Capital Stock of the Constituent Corporations.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Adjusted Total Closing Consideration” shall mean an amount equal to the Total Closing Consideration less the Preference Amount, less the Escrow Amount and less the Representative Amount.

“Affiliate” of any Person shall mean another Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such first Person.

“Aggregate Strike Price Amount” shall mean an amount equal to the sum of the Strike Price Amounts of each of the Company Vested Options which is outstanding immediately prior to the Effective Time.

“Banker Contingent Fees” shall mean the fees payable by the Company to Qatalyst Partners LP pursuant to its engagement letter dated January 10, 2011, calculated with respect to “Contingent Proceeds” (as defined therein).

“Business Day[s]” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

“Closing Certificates” shall mean the certificates delivered pursuant to Section 6.2(k) hereof (Certificate of the Company) and Section 6.2(l) hereof (Certificate of the Secretary of the Company).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Distribution Mechanism” shall mean, for any Post-Closing Payment, if the Total Released Consideration upon such Post-Closing Payment (and, for the avoidance of doubt, including such Post-Closing Payment in the Total Released Consideration) is:

(a) less than or equal to the Preference Cap, an amount equal to the quotient obtained by dividing such Post-Closing Payment by the Total Outstanding Shares;

(b) is greater than the Preference Cap, but less than or equal to the Deemed Conversion Cap and

1) the Total Released Consideration not including such Post-Closing Payment is less than the Preference Cap, an amount equal to the sum of (A) the quotient obtained by dividing the excess of the Preference Cap over the Total Released Consideration not including such Post-Closing Payment by the Total Outstanding Shares plus (B) the quotient obtaining by dividing the excess of the Total Released Consideration (including such Post-Closing Payment) over the Preference Cap by the Total Non-Preferred Outstanding Shares, or

2) the Total Released Consideration not including such Post-Closing Payment is equal to or greater than the Preference Cap, an amount equal to the quotient obtained by dividing such Post-Closing Payment by the Total Non-Preferred Outstanding Shares; or

(c) is greater than the Deemed Conversion Cap and

1) the Total Released Consideration not including such Post-Closing Payment is less than the Deemed Conversion Cap, an amount equal to the sum of (A) the quotient obtained by dividing the excess of the Deemed Conversion Cap over the Total Released Consideration not including such Post-Closing Payment by the Total Non-Preferred Outstanding Shares plus (B) the quotient obtained by dividing the excess of (x) such Post-Closing Payment over (y) the Deemed Conversion Cap less the Total Released Consideration not including such Post-Closing Payment, by the Total Outstanding Shares, or

2) the Total Released Consideration not including such Post-Closing Payment is equal to or greater than the Deemed Conversion Cap, an amount equal to the quotient obtained by dividing such Post-Closing Payment by the Total Outstanding Shares.

“Company Capital Stock” shall mean the Company Common Stock and the Company Series A Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Stock” shall mean shares of common stock, par value $0.0001 per share, of the Company.

“Company Costs” shall mean, with respect to any reporting period, Costs, calculated in accordance with the Specified Accounting Principles, associated with the operation of PopCap Studio, which shall, for the avoidance of doubt, include all Costs of a nature historically included in the Company’s financial statements prior to the Closing, all Costs associated with the personnel of PopCap Studio and the equipment and facilities utilized by them, all Costs paid or payable to third parties for the benefit of PopCap Studio, all Costs of developing, distributing, manufacturing or marketing Company Franchise Products (including, in the case of Company Game Derivatives, notwithstanding anything herein to the contrary, such Costs whether associated with the operation of PopCap Studio or any other division or business unit of Parent which is engaged in such activities) and all Costs of operating and maintaining the website located at www.spintopgames.com; provided, that Company Costs shall not include (i) corporate overhead Cost allocations which are generally excluded from Parent’s internal management financial reports for results of divisions or business units within Parent’s EA Interactive division, (ii) compensation and similar Costs with respect to lawyers, accountants, human resources personnel and other similar general and administrative personnel, unless such personnel have spent, in the fiscal quarter in which such costs are incurred, substantially all of their working time with Parent working on matters related to PopCap Studio or Company Franchise Products or (iii) Costs for utilization by PopCap Studio of marketing, porting, or similar operational services provided by other divisions or business units of Parent (it being understood that Costs incurred to comply with applicable Legal Requirements or Parent’s risk management or similar compliance policies and procedures shall not be excluded pursuant to this clause (iii)) unless such Costs are agreed to in writing (which may be by email, but in any event must reference intent to be binding under this Agreement) by the Parent Designee and the Earnout Representative.

“Company Franchise Products” shall mean Company Games and any other product or service which derives commercial value and revenue-generating capability from the use of copyright or trademark protected images, characters or other defining attributes of a Company Game.

“Company Games” shall mean those video games developed and published by the Company prior to the date hereof set forth on Schedule 1.6(a)(i) hereto and any additional video games developed for Parent by or by third parties on behalf of PopCap Studio.

“Company Game Derivative” shall mean a Company Franchise Product developed and distributed by Parent after the Effective Time but which is not developed by PopCap Studio.

“Company Licensed Games” shall mean those video games set forth on Schedule 1.6(a)(ii) hereto which are developed and owned by third parties and published as of the Closing Date by the Company pursuant to license agreements with such third parties.

“Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is or is reasonably likely to (a) be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, provided, however, that in no event shall any Effect to the extent resulting from (in each case, only to such extent) any of the following, either alone or in combination, be taken into account in determining whether there has been a Company Material Adverse Effect: (i) any change in economic conditions in the United States or global economy or capital or financial markets generally that does not disproportionately affect the Company and its Subsidiaries taken as a whole, (ii) any change in economic conditions generally affecting industries in which the Company conducts business that does not disproportionately affect the Company and its Subsidiaries taken as a whole, (iii) any change in GAAP or (iv) the announcement or pendency of the Merger; or (b) materially impede the authority of the parties to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements.

“Company Options” shall mean all issued and outstanding options to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person.

“Company Revenue” shall mean the Revenue of Parent, calculated in accordance with the Specified Accounting Principles, that (a) is derived from sale or distribution of Company Franchise Products, (b) is derived from the publishing or distribution of Company Licensed Games pursuant to agreements of the Company in effect as of the Closing Date or agreements to license and publish or distribute Company Licensed Games entered into on behalf of PopCap Studio following the Closing Date, or (c) consists of subscription, micro-transaction, download or advertising Revenue from the website located at www.spintopgames.com, the PopCap World game portal service or the Pop Tower game portal service; provided, that (i) if any such Revenue is derived from some combination of, on the one hand, one or more Company Franchise Products together with, on the other hand, one or more Parent Products, then such Revenue shall be reasonably allocated between, on the one hand, the Company Franchise Products and, on the other hand, the Parent Products, based on their respective commercial contribution to the generation of such Revenue and only the portion allocated to the Company Franchise Products shall be Company Revenue (it being understood and agreed that any such allocation which is agreed in writing (which may be by email, but in any event must reference intent to be binding under this Agreement) by the Earnout Representative and the Parent Designee shall be binding and final unless altered by a written agreement (which may be by email, but in any event must reference intent to be binding under this Agreement) of the Earnout Representative and the Parent Designee) and (ii) if any Parent Products are included on the website located at www.spintopgames.com, then any Revenue derived therefrom shall not constitute Company Revenue unless (and only to the extent that) the Parent Designee agrees in writing (which may be by email, but in any event must reference intent to be binding under this Agreement) that such Revenue will constitute Company Revenue.

“Company Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.0001 per share, of the Company.

“Company Unvested Options” shall mean all Company Options (or portions thereof) that are unvested, unaccelerated and outstanding immediately prior to the Effective Time.

“Company Vested Options” shall mean all Company Options (or portions thereof) that, as of immediately prior to the Effective Time, are outstanding and vested under the terms of the Plan or otherwise, after giving effect to any acceleration of vesting pursuant to Section 1.6(c)(i). For the sake of clarity, Company Vested Options excludes the unaccelerated and unvested portion of a Company Option that will be cancelled at the Effective Time pursuant to Section 1.6(c)(i).

“Continuing Employees” shall mean the employees of the Company who remain employees of the Surviving Corporation or Parent or any of its subsidiaries immediately following the Closing.

“Contract” shall mean any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.

“Costs” shall mean all direct and indirect costs of goods, costs of services, sales and marketing, research and development, general and administrative and other costs related to a particular business, including purchase or licensing costs and royalties; sales and marketing costs, including advertising sales costs; customer service and support costs; amortization or depreciation; information technology costs, including network operating, bandwidth and interconnect costs; facilities costs; salary, benefits, travel and other costs attributable to employees, consultants or other service providers; non-income based taxes, fees and tariffs; accounts collection costs and provisions for uncollectible accounts receivable; and cash payment service costs; but excluding interest payable upon indebtedness for borrowed money and income taxes. For the sake of clarity, Banker Contingent Fees that are paid in accordance with Section 1.7 hereof shall not be considered Costs.

“CY12 EBIT” shall mean the EBIT for the period from January 1, 2012 through December 29, 2012.

“CY13 EBIT” shall mean the EBIT for the period from December 30, 2012 through December 28, 2013.

“Deemed Conversion Cap” shall mean an amount equal to the difference determined by subtracting (i) the Aggregate Strike Price Amount from (ii) the product obtained by multiplying $60 by the Total Outstanding Shares.

“EBIT” shall mean, for any applicable period, the difference obtained by subtracting the Company Costs for such period from the Company Revenue for such period, calculated in accordance with the Specified Accounting Principles, provided that no Company Costs or Company Revenue arising from amounts paid or received as judgments or settlements of litigation (or reserves, accruals or reversal of reserves or accruals with respect thereto) shall be included in EBIT unless they are Company Costs incurred as a result of actions taken or not taken in disregard of specific advice of legal counsel given to personnel of PopCap Studio following the Effective Time.

“Effective Time Holders” shall mean the Shareholders (other than holders of solely shares of Company Capital Stock which constitute and remain Dissenting Shares as of immediately prior to the Effective Time) and holders of Company Vested Options.

“Escrow Agent” shall mean U.S. Bank National Association, or another institution acceptable to Parent and the Shareholder Representative, and any successor escrow agent appointed pursuant to Section 7.5(e)(viii).

“Escrow Amount” shall mean an amount equal to $50.0 million.

“Estimated Third Party Expenses” shall mean the amount of Third Party Expenses incurred or payable by the Company as estimated by the Company in good faith and based on reasonable assumptions as of the Closing Date, except for such Third Party Expenses which have been paid by the Company prior to the Closing Date. For the sake of clarity, Estimated Third Party Expenses do not include the Banker Contingent Fees, or any estimated value or amount relating thereto.

“Final CY12 EBIT” shall mean the CY12 EBIT as finally determined pursuant to Section 1.6(e) hereof.

“Final CY13 EBIT” shall mean the CY13 EBIT as finally determined pursuant to Section 1.6(e) hereof.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Indebtedness” of any Person shall mean, without duplication: (a) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (b) all liabilities of such Person for the deferred purchase price of property or services, which are required to be classified and accounted for under GAAP as liabilities; (c) all liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under GAAP as capital leases; (d) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (a), (b) or (c) above to the extent of the obligation secured; and (e) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in clauses (a), (b), (c) or (d) above, to the extent of the obligation guaranteed. For the sake of clarity, notwithstanding the foregoing, the Company’s liability with respect to any litigation-related supersedeas bond(s) shall not be considered Indebtedness to the extent that restricted cash has been set aside with respect to such litigation-related supersedeas bond(s) on the Company’s balance sheet as of the Balance Sheet Date.

“Indebtedness Adjustment Amount” shall mean the amount of the principal, accrued and unpaid interest on all outstanding Indebtedness of the Company or any of its Subsidiaries as of immediately prior to the Closing, including any fees, costs, penalties or premiums that would be associated with the full repayment and retirement of such Indebtedness following the Effective Time.

“Knowledge” or “Known” shall mean, with respect to the Company, the knowledge that the Company’s officers and members of its board of directors either actually have or would have had after due and diligent inquiry of all manager-level employees and consultants of the Company and any of its Subsidiaries who by virtue of their job responsibilities would have actual knowledge of the matters represented.

“Legal Requirements” shall mean any applicable U.S. or non-U.S. federal, state, local or other law, statute, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

“Made Available” shall mean that the Company has posted such materials to the virtual data room managed by DLA Piper LLP and made available to Parent and its representatives during the negotiation of this Agreement, but only if so posted on or prior to July 10, 2011.

“Non-Escrow Total Closing Consideration” shall mean an amount equal to the Total Closing Consideration less the Escrow Amount and less the Representative Amount.

“Order” shall mean any judgment, injunction, ruling, decree or other order, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Parent Common Stock” shall mean shares of the common stock, par value $0.01 per share, of Parent.

“Parent Designee” shall mean an employee of Parent who is not an employee of PopCap Studio and who is designated by the Board of Directors of Parent or, in the absence of a designation by the Board of Directors of Parent, the Chief Executive Officer of Parent to negotiate matters concerning EBIT and its calculation with the Earnout Representative. The initial Parent Designee shall be the Chief Financial Officer of Parent’s EA Interactive division.

“Parent Non-GAAP Adjustments” shall mean, with respect to any reporting period, adjustments to GAAP financial statements which are consistent with adjustments taken by Parent with respect to its own reporting of financial results which are characterized as “Non-GAAP” in Parent’s press release furnished on Form 8-K announcing Parent’s quarterly consolidated financial results for such reporting period.

“Parent Product” shall mean any product or service developed or distributed by Parent which is not a Company Franchise Product.

“Per Share Closing Cash Consideration” shall mean, if the Non-Escrow Total Closing Consideration is:

(a) less than or equal to the Preference Cap, an amount equal to the quotient obtained by dividing the Adjusted Total Closing Consideration by the Total Outstanding Shares;

(b) greater than the Preference Cap, but less than or equal to the Deemed Conversion Cap, an amount equal to the sum of (i) $40 plus (ii) the quotient obtained by dividing the excess of the Non-Escrow Total Closing Consideration over the Preference Cap by the Total Non-Preferred Outstanding Shares; or

(c) greater than the Deemed Conversion Cap, an amount equal to the quotient obtained by dividing the Non-Escrow Total Closing Consideration by the Total Outstanding Shares.

“Per Share Closing Option Consideration” shall mean, in respect of each share of Company Common Stock subject to a Company Vested Option, an amount equal to the excess, if any, of the Per Share Closing Cash Consideration over the applicable per share exercise price of such Company Vested Option.

“Per Share CY12 Earnout Consideration” shall mean the amount determined by applying the Common Distribution Mechanism to the Total CY12 Earnout Consideration.

“Per Share CY13 Earnout Consideration” shall mean the amount determined by applying the Common Distribution Mechanism to the Total CY13 Earnout Consideration.

“Per Share Preference Amount” shall mean an amount equal to $20.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Plan” shall mean the Company’s Amended and Restated 2003 Stock Option Plan, as amended.

“PopCap Studio” shall mean the business unit of Parent to be referred to as “PopCap Studio” which will continue the operations of the Company’s business following the Merger and which will initially have personnel consisting of the employees and consultants of the Company as of immediately prior to the Effective Time.

“Post-Closing Payment” shall mean, as applicable, the Total CY12 Earnout Consideration, the Total CY13 Earnout Consideration and any Escrow Release.

“Pre-Closing Tax Period” shall mean any taxable period or portion thereof that ends on or prior to the Closing Date; if a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on and includes the Closing Date shall constitute a Pre-Closing Tax Period.

“Preference Amount” shall mean an amount equal to the product obtained by multiplying the Per Share Preference Amount by the aggregate number of shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Preference Cap” shall mean an amount equal to the sum of (a) the Preference Amount plus (b) the difference determined by subtracting (1) the Aggregate Strike Price Amount from (2) the product obtained by multiplying $40 by the number of the Total Outstanding Shares.

“Preferred Distribution Mechanism” shall mean, for any Post-Closing Payment, if the Total Released Consideration upon such Post-Closing Payment (and, for the avoidance of doubt, including such Post-Closing Payment in the Total Released Consideration) is:

(a) less than or equal to the Preference Cap, an amount equal to the quotient obtained by dividing the amount of such Post-Closing Payment by the Total Outstanding Shares;

(b) greater than the Preference Cap, but less than or equal to the Deemed Conversion Cap and

1) the Total Released Consideration not including such Post-Closing Payment is less than the Preference Cap, an amount equal to the quotient obtained by dividing the excess of the Preference Cap over the Total Released Consideration not including such Post-Closing Payment by the Total Outstanding Shares, or

2) the Total Released Consideration not including such Post-Closing Payment is equal to or greater than the Preference Cap, an amount equal to $0 (zero); or

(c) greater than the Deemed Conversion Cap and

1) the Total Released Consideration not including such Post-Closing Payment is less than the Deemed Conversion Cap, the quotient obtained by dividing (A) the excess of (x) such Post-Closing Payment over (y) the Deemed Conversion Cap less the Total Released Consideration not including such Post-Closing Payment by (B) the Total Outstanding Shares, or

2) the Total Released Consideration not including such Post-Closing Payment is equal or greater to the Deemed Conversion Cap, an amount equal to the quotient obtained by dividing such Post-Closing Payment by the Total Outstanding Shares.

“Preferred Per Share Closing Cash Consideration” shall mean, if the Non-Escrow Total Closing Consideration is:

(a) less than or equal to the Preference Cap, an amount equal to the sum of (i) the Per Share Preference Amount plus (ii) the quotient obtained by dividing the Adjusted Total Closing Consideration by the Total Outstanding Shares;

(b) greater than the Preference Cap, but less than or equal to the Deemed Conversion Cap, an amount equal to $60; or

(c) greater than the Deemed Conversion Cap, an amount equal to the quotient obtained by dividing the Non-Escrow Total Closing Consideration by the Total Outstanding Shares.

“Preferred Per Share CY12 Earnout Consideration” shall mean the amount determined by applying the Preferred Distribution Mechanism to the Total CY12 Earnout Consideration.

“Preferred Per Share CY13 Earnout Consideration” shall mean the amount determined by applying the Preferred Distribution Mechanism to the Total CY13 Earnout Consideration.

“Pro Rata Portion” shall mean, with respect to a particular Effective Time Holder at any point in time, the percentage determined by dividing (a) the aggregate amount of cash such Effective

Time Holder has received at such point in time pursuant to Section 1.6 hereof with respect to its shares of Company Capital Stock (other than Dissenting Shares) and Company Vested Options by (b) the aggregate amount of cash that all Effective Time Holders have received at such point in time pursuant to Section 1.6 hereof with respect to their shares of Company Capital Stock (other than Dissenting Shares) and Company Vested Options.

“Related Agreements” shall mean the Confidential Disclosure Agreement, Joinder Agreements, Non-Competition and Non-Solicitation Agreements, Articles of Merger, Shareholder Written Consent, Parachute Payment Waivers, Closing Certificates and all other agreements and certificates entered into by the Company and the Shareholders in connection with the transactions contemplated herein.

“Representative Amount” shall mean an amount equal to $200,000.

“Revenue” means revenue less related pricing discounts, promotions, coupons, refunds, fraud losses, taxes (other than income taxes) and similar items, calculated in accordance with the Specified Accounting Principles.

“SEC” shall mean the United States Securities and Exchange Commission.

“Shareholder” shall mean any holder of any Company Capital Stock immediately prior to the Effective Time.

“Specified Accounting Principles” shall mean reasonably determined in good faith by Parent consistent with GAAP as applied by Parent in connection with the preparation of its own consolidated financial statements, except reflecting the application of Parent Non-GAAP Adjustments.

“Strike Price Amount” shall mean, with respect to each Company Vested Option, the product of (a) the price per share of Company Common Stock at which the holder of such Company Vested Option may purchase shares of Company Common Stock upon exercise of such Company Vested Option multiplied by (b) the corresponding number of shares of Company Common Stock issuable upon exercise of such Company Vested Option.

“Tax Authority” shall mean any Governmental Entity or political subdivision or agency thereof responsible for the imposition or collection of any Tax.

“Tax Proceeding” shall mean any audit, review, litigation, dispute or other proceeding with respect to Taxes of the Company or its Subsidiaries pertaining to any and all taxable periods beginning prior to the Closing Date.

“Third Party Expense Adjustment Amount” shall mean an amount equal to the Estimated Third Party Expenses as reflected in the Statement of Expenses.

“Total Closing Consideration” shall mean an amount equal to (a) $750.0 million plus (b) the sum of (i) the amount of unrestricted cash and cash equivalents held by the Company as set forth on the Closing Date Cash and Debt Statement plus (ii) the Aggregate Strike Price Amount as set forth in the Spreadsheet less (c) the sum of (x) the Indebtedness Adjustment Amount as set forth on the Closing Date Cash and Debt Statement plus (y) the Third Party Expense Adjustment Amount.

“Total CY12 Earnout Consideration” shall have the meaning set forth in Schedule 1.6(a)(iii) hereto.

“Total CY13 Earnout Consideration” shall have the meaning set forth in Schedule 1.6(a)(iii) hereto.

“Total Non-Preferred Outstanding Shares” shall mean (without duplication) (i) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time plus (ii) the aggregate number of shares issuable upon full exercise of all Company Vested Options issued and outstanding immediately prior to the Effective Time plus (iii) the aggregate number of shares issuable upon full exercise, exchange or conversion of any other rights whether vested or unvested (but not including Company Unvested Options) that are convertible into, exercisable for or exchangeable for, shares of Company Common Stock, any of which are issued and outstanding immediately prior to the Effective Time, on an as converted to Company Common Stock basis.

“Total Outstanding Shares” shall mean (without duplication) (i) the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, on an as converted to Company Common Stock basis plus (ii) the aggregate number of shares issuable upon full exercise of all Company Vested Options issued and outstanding immediately prior to the Effective Time plus (iii) the aggregate number of shares issuable upon full exercise, exchange or conversion of any other rights whether vested or unvested (but not including Company Unvested Options) that are convertible into, exercisable for or exchangeable for, shares of Company Capital Stock, any of which are issued and outstanding immediately prior to the Effective Time, on an as converted to Company Common Stock basis.

“Total Released Consideration” shall mean, as of any date on or after the Closing Date, the sum of (a) the Non-Escrow Total Closing Consideration plus (b) the aggregate of funds distributed in all Escrow Releases made as of such date plus (c) Total CY12 Earnout Consideration, if Final CY12 EBIT has been determined as of such date and plus (d) Total CY13 Earnout Consideration, if Final CY13 EBIT has been determined as of such date.

“Total Upfront Option Consideration” shall mean the aggregate Per Share Closing Option Consideration payable following the Effective Time (excluding, for the avoidance of doubt, cash to be paid following determination of the Final CY12 EBIT or the Final CY13 EBIT) pursuant to Section 1.6(c)(i) hereof in exchange for all Company Vested Options.

“Total Upfront Stock Consideration” shall mean the Non-Escrow Total Closing Consideration less the Total Upfront Option Consideration.

“Transaction Payroll Taxes” shall mean the Company’s and its Subsidiaries’ portion of the employer FICA, Medicare or similar ordinary course employer payroll or employment Taxes incurred in connection with the compensatory payments made pursuant to Section 1.6(c) this Agreement, which for the avoidance of doubt shall not include any liability arising under Section 280G, 409A or other similar or related Tax provisions.

(b) Effect on Capital Stock.

(i) Effect on Company Series A Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the Shareholders, each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, including the escrow provisions set forth in Article VII hereof, will be cancelled and extinguished and will be converted automatically into the right to receive upon surrender of the certificate representing such shares of Company Series A Preferred Stock in the manner provided in Section 1.9 hereof and in each case without interest, (i) following the Effective Time, the Preferred Per Share Closing Cash Consideration, (ii) following determination of the Final CY12 EBIT, the Preferred Per Share CY12 Earnout Consideration, if any, (iii) following determination of the Final CY13 EBIT, the Preferred Per Share CY13 Earnout Consideration, if any and (iv) following the General Survival Period, the portion of any Escrow Release that is distributable in respect of a former share of Company Series A Preferred Stock pursuant to Section 7.5(c).

(ii) Effect on Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the Shareholders, each share of Company Common Stock (for the avoidance of doubt, excluding unexercised Company Options, which shall be treated as provided for in Section 1.6(c)(i) below) issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, including the escrow provisions set forth in Article VII hereof, will be cancelled and extinguished and will be converted automatically into the right to receive upon surrender of the certificate representing such shares of Company Common Stock in the manner provided in Section 1.9 hereof and in each case without interest, (i) following the Effective Time, the Per Share Closing Cash Consideration, (ii) following determination of the Final CY12 EBIT, the Per Share CY12 Earnout Consideration, if any, (iii) following determination of the Final CY13 EBIT, the Per Share CY13 Earnout Consideration, if any and (iv) following the General Survival Period, the portion of any Escrow Release that is distributable in respect of a former share of Company Common Stock pursuant to Section 7.5(c).

(iii) The amount of cash each Shareholder shall be entitled to receive pursuant to this Section 1.6(b) for the shares of Company Series A Preferred Stock held by such Shareholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Series A Preferred Stock held by such Shareholder. The amount of cash each Shareholder shall be entitled to receive pursuant to this Section 1.6(b) for the shares of Company Common Stock held by such Shareholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Common Stock held by such Shareholder. Notwithstanding anything set forth in this Section 1.6, any Dissenting Shares will be treated as set forth in Section 1.8 hereof.

(c) Treatment of Company Options.

(i) Effect on Company Options. Each Company Option (or portion thereof) that is outstanding and unvested as of immediately prior to the Effective Time shall be accelerated to the extent that under its respective terms and conditions the Merger results in such acceleration. At the Effective Time, each such then unexercised and outstanding Company Vested Option shall, by virtue of the Merger, be immediately cancelled and the holder thereof shall be entitled to receive upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, including the escrow provisions set forth in Article VII hereof, in consideration of such cancellation, for each share of Company Common Stock as to which such Company Vested Option is vested (including accelerated vesting pursuant to the preceding sentence), in each case without interest (i) an amount following the Effective Time equal to the Per Share Closing Option Consideration, (ii) an amount, following determination of the Final CY12 EBIT, equal to the Per Share CY12 Earnout Consideration, if any, (iii) an amount, following determination of the Final CY13 EBIT, equal to the Per Share CY13 Earnout Consideration, if any and (iv) following the General Survival Period, the portion of any Escrow Release that is distributable in respect of a former share of Company Common Stock pursuant to Section 7.5(c). Such consideration shall be paid on the same schedule and subject to the same terms and conditions as apply to the merger consideration paid to the Shareholders generally. To the extent reasonably practicable, any ambiguities will be interpreted so that the payments contemplated under this Section 1.6 are exempt from or comply with Section 409A. The payment of the foregoing amounts shall be reduced by any applicable income or employment or other Tax withholding required under the Code or any provision of applicable state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Options. Each Company Unvested Option (or portion thereof) that is outstanding and remains unaccelerated and unvested as of immediately prior to the Effective Time, if any, will be cancelled and extinguished and no consideration will be delivered in exchange therefor.

(ii) Necessary Actions. Prior to the Effective Time, and subject to the review and reasonable approval by Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Section 1.6(c) under all Company Option agreements, the Plan, and any other plan or arrangement of the Company (whether written or oral, formal or informal), including determination by the administrator of the Plan that the treatment of Company Options as contemplated by this Section 1.6(c) is permissible under the terms of the Plan and the applicable equity award agreements, delivering all required notices, obtaining all necessary approvals and consents, and delivering evidence satisfactory to Parent that all necessary determinations by the Company’s Board of Directors or applicable committee of the Company’s Board of Directors to terminate and/or cash out Company Options in accordance with this Section 1.6(c) have been made.

(d) Effect on Capital Stock of Sub. At the Effective Time, each share of common stock, par value $0.001 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(e) Earnout.

(i) On or prior to sixty (60) days after the end of each of the calendar years ended December 31, 2012 and December 31, 2013, Parent shall prepare and deliver to the Earnout Representative a draft of a statement setting out CY12 EBIT or CY13 EBIT, as applicable (each, an “Earnout Notice”). Each Earnout Notice shall be in a form generally similar to a profit and loss statement with line items for revenue, cost of revenue, general and administrative expense, sales and marketing expense and research and development expense, provided that the Earnout Notice shall only include items included in EBIT. Parent agrees that it will also promptly supply any reasonably requested back up or supporting information to the Earnout Representative relating to the calculation of EBIT at any time prior to the determination of the Final CY13 EBIT; provided, however, that the provision of any such back up or supporting information shall be conditioned upon the execution of a confidentiality agreement in a form reasonably acceptable to Parent.

(ii) The Earnout Representative shall have sixty (60) days after Parent’s delivery of an Earnout Notice to make an objection to any item in an Earnout Notice by delivering a written notice of such objection to Parent, describing in reasonable detail the nature of the objection (an “Earnout Notice of Objection”). If the Earnout Representative does not deliver such an Earnout Notice of Objection within such sixty (60) day period, the EBIT provided for in the applicable Earnout Notice shall be final and binding upon the parties and shall constitute, as applicable, the Final CY12 EBIT or the Final CY13 EBIT.

(iii) If the Earnout Representative shall have delivered an Earnout Notice of Objection with respect to the Earnout Notice in a timely manner, the Earnout Representative and Parent will attempt in good faith to resolve such objection or dispute. If the Earnout Representative and Parent should so agree, a memorandum setting forth such agreement will be prepared and signed by both parties. In the event that the Earnout Representative and Parent cannot come to such an agreement within thirty (30) days (or such longer period as the Earnout Representative and Parent may mutually determine) after the date on which the Earnout Representative delivered the applicable Earnout Notice of Objection, such dispute shall be resolved in the manner set forth in Section 9.7. If the Earnout Representative executes a memorandum with Parent resolving an objection to an Earnout Notice pursuant hereto or a resolution is made pursuant to Section 9.7, then such resolution shall be final, conclusive and binding upon the parties to this Agreement, the Shareholders and holders of Company Options and the EBIT provided for in such resolution shall constitute, as applicable, the Final CY12 EBIT or the Final CY13 EBIT.

(iv) Except with the written consent of Parent, no Person may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of the Total

CY12 Earnout Consideration or the Total CY13 Earnout Consideration, other than by the laws of descent and distribution or succession and any transfer in violation hereof shall be null and void and shall not be recognized by Parent.

(v) Following the Closing, any and all decisions with respect to any aspect of the operation of the business of Parent and its Subsidiaries, including the Surviving Corporation or any of its Subsidiaries and including matters directly or indirectly related to the amount of EBIT, shall be made by Parent in its sole discretion without any express or implied obligation. Notwithstanding the foregoing:

A. Parent shall not take any action not otherwise justified for good faith business reasons which has the effect of reducing the earning or payment of the Total CY12 Earnout Consideration or the Total CY13 Earnout Consideration; and

B. The Earnout Representative and the most senior executive of Parent’s EA Interactive division shall, during the period commencing with the Effective Time and ending on December 28, 2013, meet at least once every 90 days to discuss in good faith potential synergy opportunities with regard to the business of PopCap Studio and the other business conducted by Parent. To the extent that a material synergy opportunity is identified in such meetings and the pursuit of such opportunity is commercially reasonable both to PopCap Studio and to Parent, then Parent shall provide commercially reasonable cooperation to seek to realize such synergy opportunities; provided, however, that Parent shall not be required to take any action pursuant to this Section 1.6(e)(v)B to the extent that the Earnout Representative does not agree in writing (which agreement may be by email to the most senior executive of Parent’s EA Interactive division, but in any event must reference intent to be binding under this Agreement) that the Costs thereof are Company Costs, to the extent such Costs are subject to clause (iii) of the definition of Company Costs.

(vi) The Shareholders and holders of Company Options, by adopting this Agreement, irrevocably appoint the Earnout Representative as their agent and attorney-in-fact to act on behalf of each of the Shareholders and holders of Company Options, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority for purposes of this Section 1.6(e):

A. to give and receive notices and communications,

B. to negotiate matters concerning EBIT and its calculation with the Parent Designee,

C. to review and determine EBIT and to cooperate and work with Parent regarding such review and determination,

D. to enter into agreements, settlements and compromises regarding the calculation and determination of EBIT, and

E. to take all actions necessary or appropriate in the judgment of the Earnout Representative for the accomplishment of the foregoing.

(vii) David Roberts shall be the initial Earnout Representative (the “Earnout Representative”). If David Roberts ceases to be an employee of PopCap Studio, Dennis Ryan shall become the Earnout Representative. If Dennis Ryan ceases to be an employee of PopCap Studio, the employee of PopCap Studio ranked most senior by Parent employment grade who has a right to receive a portion of the Total CY12 Earnout Consideration and the Total CY13 Earnout Consideration shall be the Earnout Representative, unless Brian Fiete, Jason Kapalka and John Vechey object in writing within five (5) days following notice of the appointment of the applicable Earnout Representative. If Brian Fiete, Jason Kapalka and John Vechey object to such person, the Earnout Representative shall be the employee of PopCap Studio ranked next most senior by Parent employment grade who has a right to receive a portion of the Total CY12 Earnout Consideration and the Total CY13 Earnout Consideration who is not objected to, in writing, by Brian Fiete, Jason Kapalka and John Vechey within five (5) days following notice of the appointment of the applicable Earnout Representative.

(viii) A decision, act, consent or instruction of the Earnout Representative with respect to the matters regarding the calculation and the determination of the Final CY12 EBIT and Final CY13 EBIT contemplated by this Section 1.6(e), including an amendment, extension or waiver with respect to the matters contemplated by this Section 1.6(e) pursuant to Section 8.3 and Section 8.4 hereof, shall constitute a decision of all of the Shareholders and holders of Company Options and shall be final, binding and conclusive, and Parent may rely upon any such decision, act, consent or instruction of the Earnout Representative as being the decision, act, consent or instruction of each Shareholder and holder of Company Options. Parent is hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Earnout Representative. The Earnout Representative shall not be liable for any act done or omitted hereunder as Earnout Representative while acting in good faith and without gross negligence or willful misconduct.

(ix) The Indemnifying Parties shall indemnify the Earnout Representative and hold the Earnout Representative harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Earnout Representative and arising out of or in connection with the acceptance or administration of the Earnout Representative’s duties hereunder, including any out-of-pocket costs and the reasonable fees and expenses of any legal counsel retained by the Earnout Representative (“Earnout Representative Expenses”). The Earnout Representative shall have the right to recover Earnout Representative Expenses from the Representative Fund. Following the termination of the Escrow Fund, the resolution of all Unresolved Claims and the satisfaction of all claims made by Indemnified Parties for Losses, the Earnout Representative shall have the right to recover Earnout Representative Expenses from the Escrow Fund prior to any distribution to the Indemnifying Parties, and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Earnout Representative Expenses actually incurred, to the extent such Earnout Representative Expenses exceed the amount of the Representative Fund and if such Earnout Representative Expenses have not been paid directly to the

Earnout Representative by the Indemnifying Parties. After the release of the Escrow Fund pursuant to the terms of this Agreement, the Earnout Representative may seek recovery of any unpaid Earnout Representative Expenses from the Indemnifying Parties according to their respective Pro Rata Portions.

(x) The Earnout Representative may engage attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as the Earnout Representative may deem necessary or desirable and incur other out-of-pocket expenses related to performing its services hereunder, with the fees and expenses of such engagements and assistance considered Earnout Representative Expenses. The Earnout Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals.

(xi) Parent acknowledges that if the Earnout Representative is at any relevant time an employee of Parent or one of its Subsidiaries that the Earnout Representative will be permitted to act, in the performance of his or her duties as Earnout Representative, in a manner that is consistent with the interests of the Effective Time Holders even if he or she is, accordingly, adverse to Parent in the performance of such duties.

1.7 Withholding of Taxes and Fees. The Company, the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement and from any other payments otherwise required pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign tax law or under any applicable Legal Requirements or pursuant to other applicable judgments, decrees, injunctions or orders (such amounts to be calculated prior to any deductions for Banker Contingent Fees). In addition, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to or on behalf of any Company Capital Stock and Company Options such amounts (including the full principal amount and all accrued, unpaid interest) as are owing at such time by such holder to the Company, the Surviving Corporation or Parent. Before making any payment of either Total CY12 Earnout Consideration or Total CY13 Earnout Consideration to any Effective Time Holders or other persons entitled thereto, the Exchange Agent, Parent and the Surviving Corporation shall also deduct and withhold from any consideration payable with respect to such Total CY12 Earnout Consideration or Total CY13 Earnout Consideration an amount equal to two percent (2%) (calculated prior to any other deductions or withholdings permitted by this Section 1.7) of the amounts thereof that would otherwise be payable to each Effective Time Holder, and shall instead remit the amounts so withheld to Qatalyst Partners LP as payment of the Banker Contingent Fees; if Parent enters into any separate agreement for engagement of the Exchange Agent (or any successor thereto), such agreement shall also set forth the requirements of this sentence. To the extent any of the foregoing amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Effective Time Holder to whom such amounts would otherwise have been paid (and, for the sake of clarity, no Effective Time Holder shall be entitled to claim full payment of the Per Share CY12 Earnout Consideration, the Per Share CY13 Earnout Consideration, the Preferred Per Share CY12 Earnout Consideration or the Preferred

Per Share CY13 Earnout Consideration without deduction therefrom of the two percent (2%) amount for payment of the related Banker Contingent Fees).

1.8 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and with respect to which the holder thereof has properly complied with all the requirements under Chapter 13 of the Washington Law for perfecting such holder’s right to dissent from the Merger and obtain payment of the fair value of the shares of Company Capital Stock he, she or it owns and who has not effectively withdrawn or lost such holder’s dissenters’ rights under Washington Law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by Washington Law.

(b) Notwithstanding the provisions of Section 1.8(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights under Washington Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.6 hereof, without interest thereon, and subject to the provisions of Section 7.5 hereof, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demand for dissenter’s or appraisal rights received by the Company pursuant to the applicable provisions of Washington Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. After the Effective Time, Parent shall give the Shareholder Representative the opportunity to participate in, but not control, all negotiations and proceedings with respect to demands for appraisal under Washington Law. Prior to the Effective Time, neither the Company nor Parent shall, except with the prior written consent of the other party, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Shareholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Shareholder prior to the Company receiving Parent’s written consent. Parent, the Company and, after the Effective Time, the Shareholder Representative, shall cooperate in good faith with any proceeding with respect to any appraisal of Company Capital Stock and each shall make available all information reasonably requested by the other party for such purposes.

1.9 Surrender of Certificates.

(a) Exchange Agent. U.S. Bank National Association, or another Person selected by Parent, shall serve as the exchange agent (the “Exchange Agent”) for the Merger. Parent shall, until the payment of both the Total CY12 Earnout Consideration and the Total CY13 Earnout Consideration (which payment shall be deemed to have occurred as to either of such amounts if it has been finally determined to be zero pursuant to Section 1.6(e)(ii) or (iii) hereof), keep the initial

Exchange Agent (or a successor thereto) engaged to fulfill the responsibilities of the Exchange Agent hereunder.

(b) Parent to Provide Cash.

(i) No later than one Business Day following the Closing Date, Parent shall deposit with the Exchange Agent for exchange in accordance with this Article I the Total Upfront Stock Consideration in cash. Any cash deposited with the Exchange Agent pursuant to this Section 1.9(b) shall be referred to as the “Exchange Fund.”

(ii) No later than one Business Day following the Closing Date, Parent shall make available to the Surviving Corporation for payment in accordance with this Article I the Total Upfront Option Consideration in cash. The Surviving Corporation may make any payments to holders or former holders of Company Vested Options pursuant to the foregoing, net of any applicable withholding, via a regular or special payroll run, in accordance with its regular payroll practices.

(iii) Promptly following determination of the Final CY12 EBIT, Parent shall (A) make available to the Exchange Agent for payment in accordance with this Article I an amount of cash equal to the portion of the Total CY12 Earnout Consideration payable to Shareholders (including such amounts payable as Banker Contingent Fees pursuant to Section 1.7 hereof); and (B) make available to the Surviving Corporation for payment in accordance with this Article I an amount of cash equal to the portion of the Total CY12 Earnout Consideration payable to holders of Company Vested Options (excluding such amounts payable as Banker Contingent Fees pursuant to Section 1.7 hereof, which shall instead be remitted to the Exchange Agent for payment to Qatalyst Partners LP). The Surviving Corporation may make any payments to holders or former holders of Company Vested Options pursuant to the foregoing, net of any applicable withholding, via a regular or special payroll run, in accordance with its regular payroll practices.

(iv) Promptly following determination of the Final CY13 EBIT, Parent shall (A) make available to the Exchange Agent for payment in accordance with this Article I an amount of cash equal to the portion of the Total CY13 Earnout Consideration payable to Shareholders (including such amounts payable as Banker Contingent Fees pursuant to Section 1.7 hereof); and (B) make available to the Surviving Corporation for payment in accordance with this Article I an amount of cash equal to the portions of the Total CY13 Earnout Consideration payable to holders of Company Vested Options (excluding such amounts payable as Banker Contingent Fees pursuant to Section 1.7 hereof, which shall instead be remitted to the Exchange Agent for payment to Qatalyst Partners LP). The Surviving Corporation may make any payments to holders or former holders of Company Vested Options pursuant to the foregoing, net of any applicable withholding, via a regular or special payroll run, in accordance with its regular payroll practices.

(c) Exchange Procedures. Promptly following the Closing Date, Parent or the Exchange Agent shall mail a letter of transmittal to each Shareholder at the address set forth opposite each such holder’s name on the Spreadsheet. After receipt of such letter of transmittal (which shall include instructions for use of the letter of transmittal in effecting the surrender of certificates which immediately prior to the Effective Time represented issued and outstanding Company Capital Stock that were converted into the right to receive consideration pursuant to Section 1.6 in exchange for cash) and any other documents that Parent or the Exchange Agent may reasonably require in order to effect the exchange (the “Exchange Documents”), the Shareholders will surrender the certificates representing their shares of Company Capital Stock (the “Company Stock Certificates”) to the Exchange Agent for cancellation together with duly completed and validly executed Exchange Documents. Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent, or such other agent or agents as may be appointed by Parent, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.9(d) hereof, the holder of such Company Stock Certificate shall be entitled to receive from the Exchange Agent in exchange therefor, the cash amounts to which such holder is entitled pursuant to Section 1.6(b) hereof, and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the cash amounts payable, if any, in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been so converted. No portion of the Total Closing Consideration, the Total CY12 Earnout Consideration or the Total CY13 Earnout Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate surrenders such Company Stock Certificate and delivers validly executed Exchange Documents pursuant hereto.

(d) Transfers of Ownership. If any cash amounts are to be disbursed pursuant to Section 1.6 hereof to a Person other than the Effective Time Holder whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Total Closing Consideration, the Total CY12 Earnout Consideration or the Total CY13 Earnout Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(e) Exchange Agent to Return Cash Consideration. At any time following the last day of the sixth month following any deposit of amounts with the Exchange Agent pursuant to Section 1.9(b) hereof, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign such cash amounts, and any and all interest thereon or other income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to Section 1.9(c) hereof, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent only as general creditors thereof with respect to such cash amounts to the extent payable to such holders of Company Stock Certificates pursuant to Section 1.6 hereof upon the due surrender of such Company Stock Certificates and duly executed Exchange Documents in the manner set forth in Section 1.9(c) hereof. No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 1.9(e) and which are subsequently delivered to the holders of Company Stock Certificates.

(f) Investment of Exchange Fund. The Exchange Agent shall invest the cash in the Exchange Fund in a U.S. Bank Money Market Deposit Account, as fully described on Exhibit D attached hereto; provided that no such investment or loss thereon shall affect the amounts payable to the Shareholders pursuant to Section 1.6 hereof.

(g) No Liability. Notwithstanding anything to the contrary in this Section 1.9, neither the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to an Effective Time Holder for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.10 No Further Ownership Rights in Company Capital Stock. The cash amounts paid in respect of the surrender for exchange of shares of Company Capital Stock and Company Vested Options in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock and Company Vested Options, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates or Company Options are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.11 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent or the Company shall issue in exchange for such lost, stolen or destroyed certificate or agreement, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion or as required by the Exchange Agent as a condition precedent to the issuance thereof, require the holder who is the owner of such lost, stolen or destroyed certificate or agreement to deliver a bond in such amount as it may reasonably direct.

1.12 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section, subsection, paragraph and subparagraph numbers of this Article II or disclosed in any other section, subsection or clause of the Disclosure Schedule (as defined below), provided that it is reasonably apparent on the face of such disclosure that the disclosure is responsive to such other section, subsection or clause of this Article II) supplied by the Company to Parent (the “Disclosure Schedule”) and dated as of the date hereof, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

2.1 Organization of the Company.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington. The Company has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or licensing materially necessary to the Company’s business as currently conducted. The Company has Made Available true, correct and complete copies of its articles of incorporation, as amended to date (the “Articles of Incorporation”), and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.

(b) Section 2.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

(c) Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees or facilities or otherwise conducts its business.

2.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 16,500,000 shares of Common Stock, of which 9,357,415 shares are issued and outstanding, and 1,125,000 shares Company Series A Preferred Stock, of which 1,125,000 shares are issued and outstanding. The Company Series A Preferred Stock is convertible on a one-share for one-share basis into Company Common Stock. The Company Capital Stock is held by the Persons and in the amounts set forth in Section 2.2(a) of the Disclosure Schedule which further sets forth for each such Person the number of shares held, class and/or series of such shares, the number of the applicable stock certificates representing such shares and the domicile addresses of record of such Persons. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.

(b) All outstanding shares of Company Capital Stock and Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any shareholder of the Company) in compliance with all Legal Requirements, including federal and state securities laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any shareholder of the Company) in accordance with any right of first refusal or similar right or limitation Known to the Company, including those in the Charter Documents. No Shareholder has exercised any right of redemption, if any, provided in the Articles of Incorporation with respect to shares of the Company Series A Preferred Stock, and the Company has not received notice that any Shareholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Other than the Company Capital Stock set forth in Section 2.2(a) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding. There are no shares of Company Capital Stock that are not vested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company.

(c) Except for the Plan, neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity-related compensation to any person (whether payable in shares, cash or otherwise). The Company has reserved 5,706,048 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plan, of which (i) 4,798,023 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) 1,333,344 shares have been issued upon the exercise of options or purchase of restricted stock granted under the Plan and remain outstanding as of the date hereof and (iii) 107,378 shares remain available for future grant. Section 2.2(c) of the Disclosure Schedule sets forth for each outstanding Company Option, the name of the holder of such option, the domicile address of record of such holder, whether such holder is an employee of the Company or not an employee, the number of shares of Company Capital Stock issuable upon the exercise of such option, the date of grant of such option, the exercise price of such option, the vesting schedule for such option, including the extent vested to date, and whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code. The terms of the Plan and the applicable agreements for each Company Option permit the termination of Company Options in exchange for cash payments as provided in this Agreement, without the consent or approval of the holders of such securities, the Shareholders or otherwise. True and complete copies of all agreements and instruments relating to or issued under the Plan have been Made Available and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof Made Available. No holder of Company Options has the ability to early exercise any Company Options for shares of unvested Company Common Stock under the Plan or any other Contract relating to such Company Options. All holders of

Company Options are current employees (or recently terminated employees), non-employee directors, consultants or independent contractors of the Company.

(d) No bonds, debentures, notes or other indebtedness of the Company (i) having the right to vote on any matters on which shareholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof.

(e) As of the date hereof, no shares of Company Common Stock are issuable upon the exercise of outstanding Company Options that have not been granted under the Plan. Except for the Company Options, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries (whether payable in shares, cash or otherwise). Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries, and there are no agreements to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(f) The allocation of the Total Closing Consideration, the Total CY12 Earnout Consideration and the Total CY13 Earnout Consideration set forth in Section 1.6(b) hereof is consistent with the articles of incorporation of the Company as amended as of immediately prior to the Effective Time.

(g) The information contained in the Spreadsheet will be complete and correct as of the Closing Date.

(h) There are no outstanding loans or indebtedness involving, on the one hand, the Company and, on the other hand, any of the Shareholders.

2.3 Subsidiaries.

(a) Section 2.3(a) of the Disclosure Schedule lists each entity other than Subsidiaries listed in Section 2.3(b) of the Disclosure Schedule in which the Company owns any shares of capital stock or any interest in, or controls, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.

(b) Section 2.3(b) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns or has owned, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary”). Each Subsidiary that is no longer in existence has been duly dissolved in accordance with its organizational documents and the Legal Requirements of the jurisdiction of its incorporation or organization and there are no outstanding Liabilities or Taxes with respect to any such Subsidiary.

(c) Each Subsidiary is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its incorporation or organization.

(d) Each Subsidiary has the corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted.

(e) Each Subsidiary is duly qualified or licensed to do business and in good standing (to the extent such concept is applicable) as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license materially necessary to its business as currently conducted. True, correct and complete copies of each Subsidiary’s charter, bylaws and other organizational documents, each as amended to date and in full force and effect on the date hereof, has been Made Available.

(f) Section 2.3(f) of the Disclosure Schedule lists the directors and officers of each Subsidiary as of the date of this Agreement.

(g) All of the outstanding shares of capital stock of each Subsidiary are owned of record and beneficially by the Company free and clear of any Liens. All outstanding shares of stock of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the organizational documents of such Subsidiary, or any Contract to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all Legal Requirements. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary is a party or by which any Subsidiary is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries. Neither the Company nor any Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person.

2.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related

Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Shareholders. The only vote required to approve this Agreement by the Shareholders is the Requisite Shareholder Consent. This Agreement has been unanimously adopted and the Merger has been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (i) Legal Requirements of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

2.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration (other than acceleration of vesting of Company Options disclosed elsewhere in the Disclosure Schedule or required by Section 1.6(c) hereto) of any obligation or loss of any benefit (any such event, a “Conflict”) under (i) any provision of the Charter Documents or the organizational documents of any of its Subsidiaries, as amended, (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (iii) any Legal Requirement or Order applicable to the Company, any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible), except, in the case of the foregoing clause (ii), for any such Conflicts that would not reasonably be expected to be, individually or in the aggregate, material to Parent or to the Company and its Subsidiaries, taken as a whole. Section 2.5 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company and its Subsidiaries, as the case may be, under such Contracts from and after the Effective Time, except for such consents, waivers and approvals which, if not obtained, would not be material, individually or in the aggregate, to Parent or to the Company and its Subsidiaries, taken as a whole. Following the Effective Time, the Surviving Corporation or the relevant Subsidiary will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred, except for rights which individually and in the aggregate are not material to the Company.

2.6 Consents. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any of its Subsidiaries is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 2.6 of the Disclosure Schedule, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Washington and (iv) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Shareholders.

2.7 Company Financial Statements; Internal Controls.

(a) Section 2.7 of the Disclosure Schedule sets forth the Company’s (i) unaudited consolidated balance sheets as of December 31, 2009 and December 31, 2010, and the related unaudited consolidated statements of income, cash flow and shareholders’ equity for the years then ended (the “Year-End Financials”), and (ii) unaudited consolidated balance sheet as of May 31, 2011 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and shareholders’ equity for the five (5) month period then ended, as well as revenue by month for each of the months included in such five (5) month period (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) are true and correct in all material respects, are consistent with the Books and Records and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly in all material respects the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

(b) The Company and its Subsidiaries maintain accurate Books and Records reflecting their assets and Liabilities and maintain proper and adequate internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of their financial statements and to maintain accountability for their assets, (iii) access to their assets is permitted only in accordance with management’s authorization, (iv) the reporting of their assets is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(c) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Employee, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(d) Neither the Company nor any of its Subsidiaries is in receipt of any grants from a Government Entity that may be repayable.

2.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether known or unknown, accrued, due or to become due, secured or unsecured, absolute, contingent, matured, unmatured or other), regardless of whether or not required to be reflected in financial statements in accordance with GAAP (“Liabilities”), except for those which (i) have been reflected in the Current Balance Sheet, (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof, (iii) have arisen since the date hereof and do not arise from a violation of Section 4.1 hereof or (iv) are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

2.9 No Changes. Since the Balance Sheet Date through the date hereof, the Company has conducted its business in the ordinary course consistent with past practice and there has not been, occurred or arisen any:

(a) modifications, amendments or changes to the Charter Documents or the organizational documents of any Subsidiary;

(b) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock or the capital stock of any Subsidiary, or any split, combination or reclassification in respect of any shares of Company Capital Stock or the capital stock of any Subsidiary, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock of any Subsidiary, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock or the capital stock of any Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company Options;

(c) issuance, grant, delivery, sale or purchase of, or proposal, contract or agreement to issue, grant, deliver, sell or purchase, by the Company or any of its Subsidiaries, of (i) any shares of Company Capital Stock or shares of capital stock of any of its Subsidiaries or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock or equity-related awards (whether payable in cash, stock or otherwise) or shares of capital stock of any of its Subsidiaries, or (ii) any subscriptions, warrants, options, rights or securities to acquire any of the foregoing, except for issuances of Company Capital Stock upon the exercise of Company Options;

(d) agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $100,000 individually or $250,000 in the aggregate;

(e) agreement, contract or commitment relating to the acquisition or disposition of any material assets or equity securities of the Company, any of its Subsidiaries or any business enterprise or division thereof;

(f) incurring by the Company or any of its Subsidiaries of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company or any of its Subsidiaries of any indebtedness, issuance or sale of any debt securities of the Company or any of its Subsidiaries or guaranteeing of any debt securities of others, except for obligations to reimburse employees for travel and business expenses incurred in the ordinary course of business consistent with past practices;

(g) extension of credit or any loan by the Company or any of its Subsidiaries to any Person (except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices), or purchase by the Company or any of its Subsidiaries of any debt securities of any Person or amendment to the terms of any outstanding loan agreement;

(h) waiver or release of any material right or claim of the Company or any of its Subsidiaries, including any waiver, release or other compromise of any material account receivable of the Company or any of its Subsidiaries;

(i) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company or any of its Subsidiaries (whether or not covered by insurance);

(j) adoption or change in accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) by the Company or any of its Subsidiaries other than as required by GAAP;

(k) adoption of or change in any material election in respect of Taxes, adoption of or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, the requesting of any Tax ruling, entrance into any Tax sharing or similar agreement or arrangement, or the amendment of any income or other material Return;

(l) revaluation by the Company or any of its Subsidiaries of any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(m) Company Material Adverse Effect;

(n) hiring or termination of any employee or consultant of the Company, promotion, demotion or other change to the employment status or title of any officer of the Company or resignation or removal of any director of the Company, except those in the ordinary course of business consistent with past practice;

(o) (1) increase in or other change to the salary, wage rate, employment status, title or other compensation (including equity based compensation) payable or to become payable by the Company or any of its Subsidiaries to any of their respective officers, directors, employees or consultants; or (2) declaration, payment or commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) by the Company or any of its Subsidiaries of a severance payment, change of control payment, termination payment, special bonus or special remuneration to any of their respective officers, directors, employees or consultants;

(p) adoption or amendment of any material Company Employee Plan, or execution or amendment of any Employee Agreement (other than execution of the Company’s standard at-will offer letter or the Company’s standard independent contractor agreement or any amendment required to comply with applicable Legal Requirements);

(q) employment dispute, including claims or matters raised by any individual, Governmental Entity, or any works council, workers’ representative organization, bargaining unit or union regarding, claiming or alleging any labor issue, breach of contract, policy or past practice, misrepresentation, wrongful or unlawful discharge or any unlawful employment or labor-related practices with respect to the Company or any of its Subsidiaries;

(r) any lease, license, sublease or transfer of any real property by the Company or its Subsidiaries;

(s) issuance or agreement to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company in excess of $100,000 individually or $250,000 in the aggregate; or

(t) agreement by the Company or any of its Subsidiaries, or any officer or employees on behalf of the Company or any of its Subsidiaries, to do any of the things described in the preceding clauses (a) through (s) of this Section 2.9 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and any Related Agreements).

2.10 Accounts Receivable.

(a) The Company has Made Available to Parent an aging schedule with respect to the billed accounts receivable of the Company and its Subsidiaries as of the Balance Sheet Date indicating a range of days elapsed since invoice.

(b) All of the accounts receivable, whether billed or unbilled, of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not, to the Knowledge of the Company, subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or and are not subject to any other repurchase or return arrangement. No Person has any Lien on any accounts receivable of the Company and its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company and its Subsidiaries. The Company and its Subsidiaries have not factored any receivables without recourse.

2.11 Tax Matters.

(a) Definition. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes and similar assessments, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.11(a) as a result of being or ceasing to be a member of an affiliated, consolidated, combined, unitary or similar group, including any arrangement for group or consortium relief or similar arrangement (each, an “Affiliated Group”), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.11(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any Contract or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

(b) Tax Returns and Audits.

(i) The Company and each of its Subsidiaries have (a) timely filed all U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or their respective operations and all Returns (including any amended returns, claims for refund, information returns or any schedule or attachment to any Return) are true and correct in all material respects and have been completed in accordance with applicable laws, and (b) timely paid all Taxes required to be paid, whether or not shown on any Return.

(ii) The Company and each of its Subsidiaries have timely reported, withheld, and remitted, as applicable, with respect to its Employees and other third parties, all U.S. federal, state, local, provincial and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and all other Taxes required to be reported and/or withheld and remitted.

(iii) There is no Tax deficiency outstanding, assessed or proposed in writing against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, which waiver or extension remains currently in effect.

(iv) No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such a future audit or other examination. No adjustment that is still outstanding relating to any Return filed by the Company or any of its Subsidiaries has been proposed in writing by any Tax authority to the Company or any of its Subsidiaries.

(v) Neither the Company nor any of its Subsidiaries is or has been at any time within the last six (6) years a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(vi) Neither the Company nor any of its Subsidiaries has been or shall be required to include any income or gain in or exclude any deduction or loss from income for any tax period (or portion thereof) after the Closing as a result of (A) a change in method of accounting for any Tax period or portion thereof ending on or prior to the Closing Date, (B) closing Contract (within the meaning of Section 7121 of the Code or any comparable provision of applicable law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition consummated on or prior to the Closing Date, (D) prepaid amount received, prior to the Closing, (E) deferred revenue related to events or activities occurring on or prior to the Closing Date or (F) deferred intercompany gain or loss with respect to transactions occurring on or prior to the Closing Date.

(vii) Neither the Company nor any of its Subsidiaries had, as of the Balance Sheet Date, any Liabilities for unpaid Taxes which were not accrued or reserved on the Company Financials in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(viii) Neither the Company nor any of its Subsidiaries (or any predecessor of any of them) has (A) ever been a member of an Affiliated Group for any Tax reporting purpose, (B) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does it owe any amount under any such agreement, (C) any liability for the Taxes of any Person (other than Company or any of its Subsidiaries), under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, by operation of law, or otherwise, (D) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes or (E) is a successor to any other Person by way of merger, liquidation, reorganization or similar transaction.

(ix) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code, in conjunction with the Merger.

(x) Neither of the Company nor any of its Subsidiaries has engaged in a reportable transaction under Treasury Regulations Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2), or any comparable provision of state, local or non-U.S. law.

(xi) Neither the Company nor any of its Subsidiaries is subject to net income Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country. No claim has ever been made by a Governmental Authority in a jurisdiction in which it does not file Returns that the Company or any of its Subsidiaries is or may be subject to Tax such jurisdiction.

(xii) The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries.

(xiii) The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction Contract or order (“Tax Incentive”), and the consummation of the transactions contemplated by this Agreement shall not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive. The Company and each of its Subsidiaries has in its possession official foreign government receipts for any Taxes paid by it to any foreign Government Authorities for which receipts are normally provided.

(xiv) Neither the Company nor any of its Subsidiaries has been the subject of an IRS private letter ruling or similar Tax ruling under state, local or non-U.S. law that has continuing effect. There are no requests for rulings or determinations in respect of any Tax pending between the Company or any of its Subsidiaries and any Governmental Entity.

(xv) The Company and its Subsidiaries have disclosed on their respective Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provision of applicable law.

(c) Loss of Executive Compensation Deduction. There is no Contract, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company or any ERISA Affiliate, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 404 of the Code.

(d) Section 280G. Neither the Company nor any of its ERISA Affiliates has made any payment to any Employee or is party to a Contract, agreement or arrangement with any Employee to make payment that, individually or considered collectively with any other events, Contracts, plans or arrangements, shall, or could reasonably be expected to, be non-deductible under Section 162 of the Code (or any comparable provision of applicable law) or be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or that could not be deductible under Section 280G of the Code (or, in either case, any comparable provision of applicable law). There is no Contract, plan, arrangement by which the Company or any of its ERISA Affiliates is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code (or comparable provisions of applicable law). Section 2.11(d) of the Disclosure Schedule lists all Employees reasonably believed to be “disqualified individuals” (within the meaning of Section 280G of the Code) as determined as of the date hereof.

(e) Section 409A.

(i) Each Contract, agreement or arrangement between the Company or any ERISA Affiliate and any Employee that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”), if any, has been since January 1, 2005 in operational compliance with Section 409A and since January 1, 2009, each such nonqualified deferred compensation plan has been in documentary compliance with Section 409A, in each case, except as has been amended to comply with Section 409A in accordance with the requirements of Section 409A in a manner that has not, and would not reasonably be likely to, result in liability to the Company, Surviving Corporation or Parent. No compensation shall be includable in the gross income of any Employee as of any date on or prior to the Effective Time as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect prior to the Effective Time. To the extent required, the Company has properly reported and/or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, which individually or collectively could require (i) the Company or any of its Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under Section 409A, (ii) give rise to a Parent or Company Tax under Section 409A of the Code or (iii) that would give rise to an Employee Tax and/or Company reporting obligations under Section 409A of the Code.

(ii) No Company Option or other stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted (which fair market value was determined by the Board of Directors of the Company in good faith, based on a reasonable valuation method utilized at the time of grant), (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A), or (iv) has ever been accounted for other than fully in accordance with GAAP in the Company’s audited financial statements provided to Parent.

2.12 Restrictions on Business Activities.

(a) There is no Contract (non-competition or otherwise) or Order to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries, or any of their respective properties or assets, which has or may reasonably be expected to have the effect of prohibiting or impairing (i) any business practice of the Company or any of its Subsidiaries, (ii) any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, (iii) the conduct of business by the Company or any of its Subsidiaries, or (iv) otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any person.

(b) Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or from hiring or soliciting potential employees, consultants or independent contractors.

2.13 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property.

(b) Section 2.13(b) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”). Section 2.13(b) of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and the aggregate annual rental payable thereunder and all amendments, terminations and modifications thereof (“Lease Agreements”). The Company has Made Available true, correct and complete copies of the Lease Agreements. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or any of its Subsidiaries or, to the Knowledge of the

Company, the other party thereto. The Closing will not result in a breach or default under, or affect the enforceability against any Person of any such Lease Agreement or the rights of the Company or any of its Subsidiaries or the Surviving Corporation to the continued use and possession of the Leased Real Property. The Company or any of its Subsidiaries currently occupies all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. Neither the Company nor any of its Subsidiaries is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property. The Company and each of its Subsidiaries has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing liability with respect to such terminated agreements.

(c) The Leased Real Property is in good operating condition and repair and is suitable for the conduct of the Company’s business. Neither the operation of the Company or any of its Subsidiaries on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon. Neither the Company nor any of its Subsidiaries could be required to expend more than $10,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease Agreement.

(d) The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

(e) The material items of equipment owned or leased by the Company or any of its Subsidiaries (i) are adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted, and (ii) are in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.14 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned or purported to be owned, filed by or held in the name of the Company or any of its Subsidiaries.

“Company Products” shall mean all video games and other products and services delivered, made commercially available, marketed, distributed, supported, sold, or licensed out by or on behalf of the Company or any of its Subsidiaries during the past three (3) years, including games and other products and services currently under development as identified in the Company’s current product development roadmap Made Available to Parent.

“Company Technology” shall mean all Technology owned or purported to be owned by the Company or any of its Subsidiaries.

“Development Agreements” shall have the meaning set forth in Section 2.14(t).

“Generally Available Software” shall mean any generally commercially available software in executable code form that is made available to the Company under a standard, non-negotiable terms of use, terms of service, click-wrap or shrink-wrap agreement.

“Inbound Licenses” shall have the meaning set forth in Section 2.14(f).

“Intellectual Property Rights” shall mean worldwide (i) patents and patent applications (“Patents”), (ii) copyrights, copyright registrations and applications for copyright registration, “moral” rights and mask work rights, (iii) trade secrets, (iv) trademarks, trade names, logos and service marks (“Trademarks”), (v) domain names and web address, (vi) any registrations or applications for registration for any of the foregoing, including any divisions, continuations, continuations-in-part, renewals, reissuances and extensions (as applicable) and (vii) analogous rights to those set forth above.

“Outbound Licenses” shall have the meaning set forth in Section 2.14(i).

“Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information that, alone or in combination with other information held by the Company or any of its Subsidiaries allows the identification of or contact with a natural person or can be used to identify a natural person.

“Privacy Legal Requirement” shall mean a Legal Requirement that imposes restrictions or obligations on the Company’s collection, use, disclosure, transmission, disposal, retention, interception or other processing of Personal Data or on the Company’s direct marketing activities to consumers or consumer protection.

“Registered Intellectual Property” shall mean Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, provincial, federal government or other public or quasi-public legal authority, or any applications for any of the foregoing.

“Technology” shall mean all tangible items related to, constituting, disclosing or embodying any or all of the following, including all versions thereof and all technology from which such items were derived, including (i) works of authorship including computer programs, whether in source code or in executable code form, architecture and documentation, (ii) inventions (whether or not patentable), technology, discoveries and improvements, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and customer and technical data, (v) methods and processes, and (vi) devices, prototypes, designs and schematics.

(b) Company Products. Section 2.14(b) of the Disclosure Schedule lists all Company Products by name and version number (if applicable).

(c) Registered Intellectual Property. Section 2.14(c) of the Disclosure Schedule lists (i) all Company Intellectual Property that is Registered Intellectual Property (“Company Registered Intellectual Property”), and all material unregistered Trademarks currently used by the Company or any of its Subsidiaries with respect to any Company Products, (ii) any actions that must be taken by the Company or any of its Subsidiaries within ninety (90) days of the Closing Date with respect to any of the Company Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (iii) any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company or any of its Subsidiaries is or was a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered Intellectual Property. With respect to each item of Company Registered Intellectual Property: (A) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be; (B) the Company has filed and maintained each such item in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use); (C) each such item is sustaining, and except with respect to applications, to the Knowledge of the Company, valid and enforceable, and (D) the Company has not received notice that any such item is subject to any late unpaid maintenance fees or Taxes. To the Knowledge of the Company, there are no facts, information, or circumstances, including any information or facts that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would affect any pending application for any Company Registered Intellectual Property. Neither the Company nor any of its Subsidiaries have misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Company Registered Intellectual Property.

(d) Transferability of Company Intellectual Property. All Company Intellectual Property will be fully transferable, alienable and licensable by the Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party (other than those restrictions and payments that the Company or any of its Subsidiaries would otherwise be bound by had the transactions contemplated by this Agreement not occurred).

(e) Title to Company Intellectual Property. The Company or a Subsidiary thereof is the sole and exclusive owner of each item of Company Intellectual Property, free and clear of any Liens other than Outbound Licenses and those set forth in Section 2.14(e) of the Disclosure Schedule. The Company has the sole and exclusive right to bring a claim or suit against any Person for past, present or future infringement or misappropriation of the Company Intellectual Property and to retain for itself any damages recovered in any such action. Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property that is or, as of the time of such transfer, was material to the Company or any of its Subsidiaries, to any other Person.

(f) Inbound Licenses. Section 2.14(f) of the Disclosure Schedule lists all Contracts under which a third party licenses any Intellectual Property Rights or provides any Technology to the Company or any of its Subsidiaries that (i) is a Company Product or (ii) is incorporated into or embodied in a Company Product and is material to that Company Product (including those licenses for Generally Available Software with a Top Supplier), other than (x) licenses for the Open Source Software listed in Section 2.14(q)(i) of the Disclosure Schedule, and (y) licenses for Generally Available Software other than those with a Top Supplier (“Inbound Licenses”). Except for the Open Source Software listed in Section 2.14(q)(i) of the Disclosure Schedule, no third party that has licensed or provided Intellectual Property Rights or any Technology to the Company or any Subsidiary thereof which the Company has incorporated into or used in the development of the Company Product has retained ownership of or license rights under any Intellectual Property Rights in any improvements or derivative works made solely or jointly by the Company or any Subsidiary thereof under such license.

(g) Sufficiency. Other than Intellectual Property Rights licensed to the Company under (i) licenses for the Open Source Software listed in Section 2.14(q)(i) of the Disclosure Schedule, (ii) licenses for Generally Available Software and (iii) the licenses set forth in Section 2.14(f) and Section 2.14(d) of the Disclosure Schedule, the Company Intellectual Property includes all the Intellectual Property Rights necessary for the conduct of the business of the Company and its Subsidiaries as it currently is conducted by the Company, including the design, development, manufacture, use, marketing, import for resale, delivery, distribution, licensing out and sale of all Company Products. The Company owns, or possesses licensed copies of, all Technology that is currently used in the conduct of the business of the Company and its Subsidiaries as currently conducted by the Company.

(h) Standard Form Agreements. Copies of the Company’s current standard form(s) of non-disclosure agreement and the Company’s current standard form(s), including attachments, of non-exclusive end-user agreements for Company Products (collectively, the “Standard Form Agreements”) have been Made Available to Parent and are identified in Section 2.14(h)(1) and Section 2.14(h)(2), respectively, of the Disclosure Schedule.

(i) Outbound Licenses. Other than non disclosure agreements and non-exclusive end-user agreements for Company Products (including but not limited to evaluation agreements) that (i) do not materially differ in substance from the Standard Form Agreements, (ii) do not exceed

$10,000 individually or $20,000 in the aggregate and (iii) have been entered into in the ordinary course of business (the agreements that meet cumulatively (i), (ii) and (iii), “Ordinary Course Outbound Agreements”), Section 2.14(i) of the Disclosure Schedule lists all Contracts by which the Company or its Subsidiaries is bound under which the Company or any of its Subsidiaries has granted, licensed or provided any Company Intellectual Property and/or Technology, including Company Products, to third parties (other than rights granted to consultants, contractors or vendors to use Company Intellectual Property and Technology for the sole benefit of the Company or any of its Subsidiaries), including any such Contracts containing covenants not to sue or non-assertion provisions that are binding as to the Company Intellectual Property (“Outbound Licenses”).

(j) No Infringement by the Company. The operation of the business of the Company and its Subsidiaries as it is currently conducted by the Company, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, delivery, sale and licensing out of any Company Product, does not infringe or misappropriate, any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction, and will not infringe or misappropriate when conducted in substantially the same manner by Parent and/or the Surviving Corporation following the Closing; provided, however, that the foregoing representation regarding following the Closing does not apply to infringement or misappropriation caused by changes made by Parent and/or the Surviving Corporation to the operation of the business of the Company or its Subsidiaries or the Company Products when there would have been no infringement or misappropriation but for such changes. Neither the Company nor any of its Subsidiaries has received written notice from any Person claiming that such operation or any Company Product, or any Technology used by the Company, infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor). No Company Product or Company Intellectual Property is subject to any proceeding or outstanding Order or settlement agreement or stipulation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Product or Company Intellectual Property. For the purposes of this Section 2.14(j), “Company Product” shall be as defined above but without regard to the three-year limitation in the definition.

(k) No Conflict. All Inbound Licenses and Outbound Licenses (the “IP Contracts”) are in full force and effect, except to the extent they have previously expired in accordance with their terms and, to the Knowledge of the Company, all other parties to IP Contracts consider such IP contracts to be in full force and effect. The consummation of the Transactions will not in any material respect automatically (with or without the giving of notice or lapse of time or both) violate or result in the breach, modification, cancellation, termination, suspension of, or right to modify, cancel, terminate or suspend, or acceleration of any payments with respect to, such IP Contracts. Each of the Company and its Subsidiaries in all material respects is in compliance with, and has not breached any term of any IP Contracts and, to the Knowledge of the Company, all other parties to IP Contracts in all material respects are in compliance with, and have not breached any material term thereof. Following the Closing Date, the Company and its Subsidiaries will be permitted to exercise all of their respective rights under the IP Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company, any of its Subsidiaries or Parent would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

(l) No Restrictions on Business. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of Law or otherwise of any Contracts to which the Company or any of its Subsidiaries is a party, will cause, by the terms of a Contract to which the Company or a Subsidiary is a party: (i) Parent, any of its affiliates or the Company or any of its Subsidiaries, to grant to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Parent, any of its Affiliates, or the Company or any of its Subsidiaries, (ii) Parent, any of its affiliates or the Company or any of its Subsidiaries, to be restricted from developing, selling, licensing, manufacturing, delivering, distributing or commercializing any Company Intellectual Property or Company Products, or (iii) Parent, any of its affiliates or the Company or any of its Subsidiaries to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property Rights of any third party in excess of those payable by the Company or its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby.

(m) No Third Party Infringement. To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

(n) Proprietary Information Agreements. Copies of the Company’s current standard form of proprietary information, confidentiality and assignment agreement for employees and the Company’s current standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions have been Made Available to Parent and are identified in the Disclosure Schedule. All (i) current and former employees of the Company and its Subsidiaries, (ii) current and former consultants of the Company and its Subsidiaries, in each case who have been involved in the creation, invention or development of Company Products or Technology currently being sold or in development for or on behalf of the Company or its Subsidiaries, and (iii) other individuals who have been involved in the creation, invention or development of Company Products or Technology for or on behalf of the Company or its Subsidiaries (each, a “Contributor”), in each case have executed an applicable form of agreement , which form of agreement provides or provided for the assignment to the Company of each Contributor’s creation, invention or development and contains or contained customary proprietary information and confidentiality provisions. Without limiting the foregoing, no Contributor owns or has any right to Company Products or Company Intellectual Property, nor to the Knowledge of the Company has any Contributor made any assertions with respect to any alleged ownership or rights. All current and former employees of the Company and each of its Subsidiaries that are or were (x) involved in the creation, invention or development of Company Products or Technology for or on behalf of the Company or its Subsidiaries, and (y) at the time of employment, residents of countries that recognize moral rights or whose employment relationships are or were governed by applicable Laws in countries that recognize moral rights, have executed written agreements with the Company or the applicable Subsidiary that to the fullest extent permitted under applicable Law, waive for the benefit of the Company, all moral rights in any works of authorship relating to the business of the Company or any of its Subsidiaries, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous. Without limiting the generality of the representations made in Sections 2.14(e), (g) and (j), to the Knowledge of the Company, none of the Company’s employees’ and consultants’ work for the Company has been in any way done in breach of such employees’ or consultants’ obligations to any third parties, including any confidentiality or Intellectual Property Rights and Technology transfer obligations, and to the Knowledge of the Company, there is no basis for any third party to claim rights to any Company Intellectual Property as work for hire or otherwise in connection with any work done by a Company employee or consultant for such third party at any time.

(o) Confidentiality Protection. Each of the Company and its Subsidiaries has taken all reasonable steps to protect the confidentiality of confidential information and trade secrets of the Company or any of its Subsidiaries or of any third party that has provided any confidential information or trade secrets to the Company or any of its Subsidiaries.

(p) Government Funding. No government funding and to the Knowledge of the Company, no facilities or resources of any government, international organization, university, college, other educational institution or research center was used in the development of the Company Products or Company Intellectual Property.

(q) Open Source Software.

(i) Section 2.14(q)(i)(A) of the Disclosure Schedule lists all software that is available under the GNU Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache License, BSD licenses, or any other license that meets the Open Source Definition (www.opensource.org/osd.html) and/or Free Software Definition (www.gnu.org/philosophy/free-sw.html) (collectively, “Open Source Software”) and which has been included in, combined with, or used in the delivery of, any Company Product in any way, and describes in reasonable detail the manner in which such Open Source Software was included, combined, used, modified and/or distributed (as applicable). Other than as set forth in Section 2.14(q)(i)(B) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has used Open Source Software in any manner that would, with respect to any Company Product, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for the Company or any of its Subsidiaries with respect to any Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property or (v) impose any other material limitation, restriction, or condition on the right of the Company or any of its Subsidiaries with respect to its use or distribution. Other than as set forth in Section 2.14(q)(i)(B) of the Disclosure Schedule, with respect to any Open Source Software that is or has been used by the Company or any of its Subsidiaries in a Company Product, the Company and each of its Subsidiaries has been and is in compliance with all applicable licenses with respect thereto, including attribution and copyright notice requirements.

(ii) Neither the Company nor its Subsidiaries nor any of their Employees, have contributed any Company Product or Company Technology to Open Source Software and no contributions made by any of the Company, its Subsidiaries or any Employees of Company Product or Company Technology to Open Source Software, if any, (i) were made in breach of confidentiality, Intellectual Property Rights or other obligations under any Contract to which the Company, a Subsidiary or the contributing employee is a party, (ii) breach the terms of the open source license or other agreement under which they were contributed or released or (iii) infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person.

(r) Source Code. Neither the Company, none of its Subsidiaries, nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Product except for (i) disclosures to employees, contractors or consultants under binding written agreements (including Development Agreements) that prohibit use or disclosure except in the performances of services to the Company or any Subsidiary thereof; (ii) written agreements that have expired or otherwise been terminated; and (iii) written agreements that include customary protections for source code whereby the Company or a Subsidiary has provided source code for a Company Product to a third party for purposes of that third party evaluating the feasibility of adapting or porting that Company Product to a new or alternative operating system or distribution platform

(s) Development Tools. Except with respect to any Open Source Software, Section 2.14(s) of the Disclosure Schedule contains a complete list of all software development tools currently in use by the Company and its Subsidiaries in connection with the development of Company Products, except for any such tools that are Generally Available Software and are used in their generally available form (such as standard compilers) (the “Development Tools”). Section 2.14(s) of the Disclosure Schedule also sets forth, for each Development Tool: (a) the Inbound License for the Development Tool not entirely developed internally by employees of the Company or its Subsidiaries; (b) a list of any third parties with any rights to receive royalties or other payments with respect to Development Tools subject to an Inbound License, and a schedule of all such royalties payable; and (c) a list of all Outbound Licenses granting a third party use of any Development Tools that constitute Company Intellectual Property. The Company and its Subsidiaries have sufficient right, title and interest in and to the Development Tools for the conduct of their respective businesses as currently conducted and as currently proposed to be conducted.

(t) Development Agreements. To the extent that any Contract to which the Company or any of its Subsidiaries is a party continues to provide for development by the Company or any such Subsidiary of any Company Product: (i) such development has been and to the Knowledge of the Company, will be substantially timely and properly completed in accordance with the terms of such Contract in all material respects and neither the Company nor any of its Subsidiaries has received written notice of and does not have any Knowledge that it will receive written notice of any material liability arising out of any prior deliverables; (ii) the Company and its Subsidiaries are and to the Knowledge of the Company, will be in full compliance in all material respects with all internal schedules and specifications to meet any milestone or other delivery specified in such Contract, the date of which milestone or delivery has not yet occurred; and (iii) the Company is not aware of any matter which could reasonably be expected to cause the Company or any such Subsidiary not to timely and properly meet any such milestone or other delivery date in full accordance with the applicable Contract. The Company and its Subsidiaries are and to the Knowledge of the Company, will be in full compliance in all material respects with all maintenance and enhancement obligations contained in all such Contracts, and the Company has not received any written notice from any Person to the contrary. In the event that any such Contract is terminated by the other party thereto, neither the Company nor any of its Subsidiaries will have any liability for a refund or other repayment of any advance, minimum guarantee or other amounts previously paid to the Company or such Subsidiary under such Contract or be subject to any other obligation or Liability thereunder. To the extent that any Contract to which the Company or any of its Subsidiaries is a party continues to provide for development for the Company or any such Subsidiary of any Company Product by any third party, to the Knowledge of the Company, no such third party has materially breached any obligations with respect to delivery schedule or specifications. The Contracts described in this Section 2.14(t) are hereinafter referred to as “Development Agreements.”

(u) Personal Data. Section 2.14(u)(i) of the Disclosure Schedule describes the types of Personal Data collected by or for the Company and identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data that is currently maintained or used by or for the Company (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected and the security policies that have been adopted and maintained with respect to each such database. Except as set forth in Section 2.14(u)(ii) of the Disclosure Schedule, (A) no material breach or violation of any such security policy has occurred or is threatened and (B) there has been no unauthorized or illegal use of or access to any of the Personal Data or other data or information in any of the Company Databases.

(v) Privacy Policies. Each Company Privacy Policy in effect at any time since 2007 and the period of time during which such Company Privacy Policy was or has been in effect have been Made Available to Parent. The Company has complied and will comply, at all times and in all material respects with all of the Company Privacy Policies and with all applicable Privacy Legal Requirements. The Company has not collected any Personal Data in violation of any Privacy Legal Requirement or Company Privacy Policy. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement, nor the Company’s collection or disclosure to Parent of any consumer’s Personal Data in the Company Databases, will result in any material violation of any Company Privacy Policy or any Privacy Legal Requirement.

(w) Bugs. Section 2.14(w) of the Disclosure Schedule sets forth the Company’s current (as of the date hereof) list of known bugs maintained by its development or quality control groups with respect to the Company Products. Without limiting the generality of the foregoing, to the Knowledge of the Company, (i) there have been and are no material defects, malfunctions or nonconformities in any of the Company Products; (ii) there have been, and are, no claims asserted against the Company, any of its Subsidiaries or any of its customers or distributors related to the Company Products; and (iii) the Company has not been and is not required to recall any Company Products.

(x) Contaminants. All Company Products (and all parts thereof) at the time of delivery to customers and the Technology used to deliver all Company Products are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product and the Technology used to deliver all Company Products (or all parts thereof) or data or other software of users (“Contaminants”).

(y) Security Measures. The Company has implemented commercially reasonable security measures to protect the Personal Data it receives and stores in its computer systems from illegal use by third parties. The Company and its Subsidiaries take commercially reasonable actions to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from potential unauthorized use, access, interruption or modification by third parties. The Company and its Subsidiaries comply with all relevant laws and regulations with regards to the transmission and storage of such information. There have been no material unauthorized intrusions or breaches of the security of information technology systems. The Company and its Subsidiaries have commercially reasonable disaster recovery and security plans, procedures and facilities for the business.

2.15 Agreements, Contracts and Commitments.

(a) List of Contracts. Section 2.15(a) of the Disclosure Schedule identifies, in each subpart that corresponds to the subsection listed below, any Contract, (x) to which the Company or any of its Subsidiaries is a party, (y) by which the Company or any of its Subsidiaries or any of their respective assets is bound or under which the Company or any of its Subsidiaries has become subject to, any obligation, or (z) under which the Company or any of its Subsidiaries has acquired any right or interest:

(i) that is with a Top Customer or a Top Supplier;

(ii) pursuant to which the Company has been granted rights to publish games on any platform;

(iii) that is with any mobile or other telecommunications network carrier;

(iv) pursuant to which the Company or any of its Subsidiaries is bound to or has committed to provide any product or service to any third party on a most favored nation (MFN) basis or similar terms;

(v) pursuant to which the Company or any of its Subsidiaries is bound to, or has committed to provide or license, any product or service to any third party (including any reseller or distributor of products) on an exclusive basis or to acquire or license any product or service on an exclusive basis from a third party;

(vi) imposing any restriction on the right or ability of the Company or any of its Subsidiaries (or that would purport to limit the freedom of Parent or any of its affiliates): (A) to compete with any other Person or to engage in any line of business, market or geographic area; (B) to develop or distribute any technology; or (C) to hire or solicit potential employees or consultants;

(vii) that requires the Company or any of its Subsidiaries to make any lump-sum or up-front payments in excess of $250,000;

(viii) that is a collectively bargained agreement or similar Contract, including any Contract with any union, works council or similar labor entity;

(ix) that is with an employee or individual consultant, contractor or salesperson, other than any at-will employment or services agreement providing no severance or other post-termination benefits (other than continuation coverage required by law);

(x) that grants any severance or termination pay or benefits (in cash or otherwise) to any employee, individual, consultant or any contractor, consulting or sales agreement, contract or commitment with a firm or other organization;

(xi) relating to capital expenditures and involving future payments related to such underlying capital assets in excess of $100,000 individually or $250,000 in the aggregate;

(xii) relating to the settlement of any action, suit, claim, complaint, investigation, litigation, audit, proceeding, arbitration or other dispute;

(xiii) relating to (A) relating to the disposition or acquisition of material assets or any material interest in any Person or business enterprise or (B) the acquisition, issuance or transfer of any securities of any Person or business enterprise other than the Company;

(xiv) relating to any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness or extension of credit or the creation of any Lien with respect to any asset of the Company or any of its Subsidiaries;

(xv) involving or incorporating any guaranty, pledge, performance or completion bond, indemnity or surety arrangement;

(xvi) creating or relating to any partnership or joint venture;

(xvii) relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Interested Party; and

(xviii) that contemplates or would reasonably be expected to involve: (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $750,000 in the aggregate; or (B) the performance of services having a value in excess of $750,000 in the aggregate.

The Contracts in the respective categories described in clauses (i) through (xviii) above, collectively with all material Company Employee Plans, all material Lease Agreements and all Inbound Licenses, Outbound Licenses and Development Agreements, are referred to in this Agreement as “Material Contracts.”

(b) Delivery of Contracts. The Company has delivered or Made Available to Parent accurate and complete copies of all written Contracts identified in Section 2.15(a) of the Disclosure Schedule, including all amendments thereto. Section 2.15(b) of the Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Contract identified in Section 2.15 of the Disclosure Schedule is valid and in full force and effect and is enforceable by the Company in accordance with its terms, subject to: (i) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) No Breach. Except as set forth in Section 2.15(c) of the Disclosure Schedule:

(i) neither the Company nor any of its Subsidiaries has violated or is in violation of, in any material respect, any provision of, or has committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material breach of, a default or an event of default under the provisions of, any Contract;

(ii) to the Knowledge of the Company, no Person other than the Company or any of its Subsidiaries, which is a party to any Material Contract, has violated or is in violation of, in any material respect, any provision of, or has committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material breach of, a default or an event of default under the provisions of any Material Contract;

(iii) neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible violation or breach of, or default under, any Contract; and

(iv) neither the Company nor any of its Subsidiaries has waived any of their respective material rights under any Material Contract.

(d) Performance. To the Company’s Knowledge, no Person has threatened to terminate or refused to perform its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Material Contract).

2.16 Interested Party Transactions.

(a) No officer, director or, to the Knowledge of the Company, any other shareholder of the Company or any of its Subsidiaries holding two percent (2%) or more of the Company Capital Stock or the capital stock of any of its Subsidiaries (nor any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any Person which furnished or sold, or furnishes or sells, services, products or Technology that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any Person that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than two percent (2%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 2.16. To the Knowledge of the Company, there are no Contracts with regard to contribution or indemnification between or among any of the Shareholders.

(b) All transactions pursuant to which any Interested Party has purchased any services, products or Technology from, or sold or furnished any services, products or Technology to, the Company or any of its Subsidiaries that were entered into on or after January 1, 2006 have been on an arms-length basis on terms no less favorable to the Company or any of its Subsidiaries than would be available from an unaffiliated party.

2.17 Governmental Authorization. Section 2.17 of the Disclosure Schedule sets forth each consent, registration, license, permit, grant, waiver, clearance or other authorization (a) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of their respective material properties, or (b) which is required for the operation of the Company’s or any of its Subsidiaries’ businesses as currently conducted or the holding of any such interest and, in each case, where the failure to have such consent, license, permit, grant or other authorization would reasonably be expected to be material to the Company or any of its Subsidiaries, taken as a whole (collectively, “Company Authorizations”). All of the Company Authorizations have been issued or granted to the Company or its Subsidiaries, as applicable. The Company Authorizations are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to be material to the Company or any of its Subsidiaries, and constitute all Company Authorizations required to permit the Company and each of its Subsidiaries to operate or conduct their respective businesses or hold any interest in their respective properties or assets. The Company and its Subsidiaries have been and are in compliance in all material respects with the terms and conditions of the Company Permits.

2.18 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, their respective properties (tangible or intangible) or any of their respective officers or directors in their capacities as such, nor to the Knowledge of the Company is there any reasonable basis therefor. There is no investigation, audit or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, any of their respective properties (tangible or intangible) or any of their respective officers or directors in their capacities as such by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. To the Knowledge of the Company, no Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to Washington Law to indemnification from the Company or any of its Subsidiaries related to facts and circumstances existing prior to the Effective Time, nor are there, to the Knowledge of the Company, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

2.19 Books and Records. The minute books of the Company and each of its Subsidiaries, all of which have been Made Available, contain complete and accurate records of all meetings held of, and corporate action taken by, the shareholders, the Boards of Directors and committees of the Board of Directors of the Company and its Subsidiaries, and no meeting of any such Shareholders, Boards of Directors or committees has been held for which minutes have not been prepared or that are not contained in such minute books. The Company and its Subsidiaries have made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records of the Company and its Subsidiaries (collectively, the “Books and Records”) that are complete and accurate in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records of the Company and each of its Subsidiaries will be in the possession of the Company.

2.20 Environmental Matters.

(a) For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Environmental Laws” shall mean all Legal Requirements (including common laws), directives, guidance, Orders, treaties, and codes promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the European Union Directive 2002/96/EC on waste electrical and electronic equipment, the European Union Directive 2002/95/EC on the restriction on the use of hazardous substances, and the Administrative Measure on the Control of Pollution Caused by Electronic Information Products, all as amended at any time.

(ii) “Hazardous Materials” means any material, chemical, emission or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant or otherwise a danger to health, reproduction or the environment.

(iii) “Hazardous Materials Activities” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, disposal, remediation, release, exposure of others to, sale, labeling, packaging or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, packaging, product take-back or product content requirements.

(b) Except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject the Company to any Liability, no Hazardous Materials are present on any real property currently owned, operated, occupied, controlled or leased by the Company or its Subsidiaries or were present on any other real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries. There are no aboveground or underground storage tanks, asbestos, or polychlorinated biphenyls present on or under any Leased Real Property.

(c) The Company and its Subsidiaries have conducted all Hazardous Material Activities relating to its business in compliance in all material respects with all applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has exposed its employees or others to Hazardous Materials in violation of any Legal Requirement or in a manner that would result in any Liability to the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has, and is not required to have, any Company Authorizations pursuant to Environmental Laws in connection with their respective business or facilities. Neither the Company nor any of its Subsidiaries has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of or relating to the Hazardous Materials Activities of the Company, any of its Subsidiaries or any third party.

(e) The Company has Made Available all environmental audits, environmental assessments, and documents relating to non-compliance with Environmental Laws in the possession, custody or control of the Company and its Subsidiaries.

2.21 Brokers’ and Finders’ Fees; Third Party Expenses. Except for Banker Contingent Fees that are provided to be paid under Section 1.7, neither the Company nor any of its Subsidiaries has incurred, nor will incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company.

2.22 Employee Benefit Plans and Compensation.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation (other than regular wages and salaries in the normal course of business), severance, change of control, termination pay, deferred compensation, performance awards, equity or equity-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, including any International Employee Plan.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company or any ERISA Affiliate.

“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee pursuant to which the Company or any ERISA Affiliate has or may have any liability or obligation.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, with respect to Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act.

(b) Schedule. Section 2.22(b)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement (other than those offer letters, consulting agreements and option grant documents that do not vary from the standard Company forms in any material respect which are not for a fixed employment term and which contain no severance provisions). The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any current Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Company Employee Plan or Employee Agreement. Section 2.22(b)(2) of the Disclosure Schedule sets forth a table setting forth the name, hiring date, title supervisor, annual salary or base wages, commissions, bonus (target, maximum and any amounts paid for the current year) and accrued but unpaid vacation balances of each current employee of the Company as of June 30, 2011. To the Knowledge of the Company, no employee listed on Section 2.22(b)(2) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with any employment arrangements as may be provided for in this Agreement. All individuals who are providing services to the Company as independent contractors, consultants or advisors have signed a consulting or services agreement, a true and correct copy of which has been Made Available to Parent.

(c) Documents. The Company has Made Available (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material since January 1, 2008 to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in compensation benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Company or any of its Subsidiaries, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) all HIPAA Privacy Notices and all Business Associate Agreements to the extent required under HIPAA and (xii) the most recent IRS determination, opinion, notification or advisory letters issued with respect to each Company Employee Plan.

(d) Employee Plan Compliance. The Company and each of its Subsidiaries (i) has, in all material respects, performed all obligations required to be performed by it under each Company Employee Plan, (ii) is not in material default or violation of any Company Employee Plan, and (iii) has no Knowledge of any default or violation by any other party to, any Company Employee Plan. Each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all Legal Requirements and Orders, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and incorporates or has been amended to incorporate all provisions required to comply with all currently applicable legislation, and there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits that were previously earned, vested or accrued in the ordinary course under Company Employee Plans prior to such amendment, termination or discontinuation). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each of its Subsidiaries has in all material respects timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) The Company is in compliance in all material respects with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through March 31, 2011 (and as of the Closing Date, through June 30, 2011), and is not liable for any payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(f) No Pension Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(g) No Self-Insured Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(h) Multiemployer and Multiple-Employer Plan, Funded Welfare Plans and MEWAs. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code, a “funded welfare plan” within the meaning of Section 419 of the Code, or a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).

(i) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has not ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, health or other employee welfare benefits post-termination, except to the extent required by statute. Section 2.22(i)(1) of the Disclosure Schedule accurately: (i) identifies each former Employee who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any compensation or benefits (whether from the Company or otherwise) relating to such former Employee’s service with the Company, other than Employee-paid COBRA benefits; and (ii) briefly describes such benefits. Except as disclosed under Section 2.22(i)(2) of the Disclosure Schedule, neither the Company nor its Subsidiaries have any legally binding obligations to provide severance to any Employees.

(j) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any of its Subsidiaries or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(k) Employment Matters. The Company and each of its Subsidiaries and ERISA Affiliates is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported in all material respects all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any material arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made and benefits payable in the normal course of business and consistent with past practice). There are no material actions, suits, claims or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company, any of its Subsidiaries or any ERISA Affiliate or to the Knowledge of the Company any of their respective Employees relating to any Employee Agreement or Company Employee Plan. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries or any Company trustee under any worker’s compensation policy or long-term disability policy. The Company is not party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Entity with respect to employment practices. The services provided by the Company’s, each of its Subsidiaries’ and their ERISA Affiliates’ Employees are terminable at the will of the Company, the Subsidiaries and their ERISA Affiliates and any such termination would result in no Liability to the Company, the Subsidiaries or any ERISA Affiliate (other than (x) ordinary administration expenses, (y) with respect to benefits that were previously earned, vested or accrued under Company Employee Plans prior to such termination, or (z) as disclosed in Section 2.22(j) of the Disclosure Schedule). Section 2.22(k) of the Disclosure Schedule lists all liabilities of the Company to any Employee that would result from the termination by the Company or Parent of such Employee’s employment or provision of services, other than those disclosed in Section 2.22(j) of the Disclosure Schedule. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has direct or indirect material Liability with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any employee leased from another employer or with respect to any employee currently or formerly classified as exempt from overtime wages.

(l) Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union, works council or other workers’ representative group to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar law. Neither the Company nor any of its Subsidiaries is presently, nor has been in the past, a party to, or bound by, any collective bargaining agreement, union contract, works council agreement or similar agreement with respect to Employees and no such agreements are being negotiated by the Company or any of its Subsidiaries.

(m) WARN. Neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN or similar state or local law, issued any notification of a plant closing or mass layoff required by WARN or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under WARN or similar state or local law.

(n) No Interference or Conflict. To the Knowledge of the Company, no director, officer or Employee of the Company or any of its Subsidiaries is obligated under any Contract or subject to any Order of any Governmental Entity that would interfere with such person’s efforts to promote the interests of the Company or any of its Subsidiaries or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business nor any activity of such officers, directors or Employees in connection with the carrying on of the Company’s business will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any of such officers, directors or Employees is now bound.

(o) International Employee Plan. Each International Employee Plan has been established, maintained and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits). To the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Entities so as to enable: (i) the Company and the participants and beneficiaries under the relevant International Employee Plan and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply. Except as required by applicable Legal Requirements, no condition or term under any relevant Company Employee Plan exists which would prevent the Surviving Corporation or Parent from terminating or amending any International Employee Plan at any time for any reason without material liability to the Company, the Surviving Corporation or Parent (other than ordinary administration expenses or routine claims for benefits).

(p) Foreign Employees. Each Employee resident in the People’s Republic of China (“PRC”) has executed an employment contract with the Subsidiary of the Company located in the PRC. Except as would not individually or in the aggregate result in material liability to the Company, Surviving Corporation or Parent:

(i) all Contracts of employment or for services with any employee of the Company or any of its Subsidiaries who provide services outside the United States (“Foreign Employees”), or with any director of the Company or any of its Subsidiaries can be terminated by three (3) months’ notice or less given at any time without giving rise to any claim for damages, severance pay, or compensation (other than a statutory redundancy payment applicable by virtue of Legal Requirement or compensation for unfair dismissal applicable by virtue of law or any equivalent remedy under applicable local law); and

(ii) no promise has been made to any Foreign Employee that his defined contribution benefits under any Funded International Employee Plan will at any point in the future equate to or not be less than any particular amount.

2.23 Insurance. Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, any of its Subsidiaries or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no material claim by the Company, any of its Subsidiaries or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company, any of its Subsidiaries or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive, in the case of a defense within limits policy, of defense expenses) would reasonably be expected to exceed the policy limits. With the exception of Workers Compensation insurance where a premium audit may occur, all premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company, its Subsidiaries and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since the dates set forth on Section 2.23 of the Disclosure Schedule with respect to each applicable policy and bond and remain in full force and effect. The Company does not have any Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. Neither the Company, any of its Subsidiaries nor any affiliate of either has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.24 Compliance with Laws. Except as is not material in any case or in the aggregate, the Company and each of its Subsidiaries has complied with and has not violated any Legal Requirement. Neither the Company nor any of its Subsidiaries has received any written notice of suspected, potential or actual violation with respect to any Legal Requirement during the past five (5) years.

2.25 Export Control Laws. The Company and each of its Subsidiaries has at all times conducted its export and reexport transactions in accordance with (i) with all applicable U.S. export and reexport control Legal Requirements, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the Department of State, and (ii) all other applicable import/export controls in other countries in which the Company or any of its Subsidiaries conducts business. Without limiting the foregoing:

(a) The Company and each of its Subsidiaries has obtained all material export and import licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) all export, import and reexport of products, services, software and technologies and (ii) releases of technologies and/or software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) The Company and each of its Subsidiaries is in material compliance and has been for the past five (5) years with the terms and conditions of all applicable Export Approvals;

(c) There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals or export and reexport transactions;

(d) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or if required, such Export Approvals can be obtained expeditiously without material cost; and

(e) Section 2.25(e) of the Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to the Company’s products, services, software and technologies.

2.26 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their respective officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company or any of its Subsidiaries or to the Knowledge of the Company in any jurisdictions other than the United States (in each case, as in effect at the time of such action) (collectively the “FCPA”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

2.27 Top Customers and Suppliers.

(a) Section 2.27(a) of the Disclosure Schedule contains a true and correct list of the top ten (10) distributors, licensees or other customers of Company Products that have the right to derive revenue from the Company Products by revenues generated in connection with such customers for the calendar year ending December 31, 2010 (each such customer, a “Top Customer”). Neither the Company nor any of its Subsidiaries has received written notice, nor does the Company have Knowledge, that any Top Customer (i) intends to cancel, or otherwise materially and adversely modify its relationship with the Company or any of its Subsidiary (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to purchase goods or services from the Company or any of its Subsidiaries consistent with past custom and practice.

(b) Section 2.27(b) of the Disclosure Schedule contains a true and correct list of the top ten (10) suppliers of the Company and its Subsidiaries, whether of products, services, Technology or otherwise, by dollar volume of sales and purchases, respectively, for the calendar year ending December 31, 2010 (each such supplier, a “Top Supplier”). Neither the Company nor any of its Subsidiaries has received written notice, nor does the Company have Knowledge, that any Top Supplier (i) intends to cancel, or otherwise materially and adversely modify its relationship with the Company or any of its Subsidiary (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to supply goods or services to the Company or any of its Subsidiaries consistent with past custom and practice.

2.28 Information Statement. The information furnished on or in any document mailed, delivered or otherwise furnished to Shareholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub hereby represents and warrants to the Company that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

3.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of Washington.

3.2 Authority. Each of Parent and Sub has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and

Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms, subject to (i) Legal Requirements of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

3.3 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws; (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially impair or delay Parent’s ability to consummate the Merger; (iii) the filing of the Notification and Report Forms with the FTC and the Antitrust Division of the DOJ required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 2.6 of the Disclosure Schedule and (iv) the filing of the Articles of Merger with the Secretary of State of the State of Washington.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to conduct the business of the Company and its Subsidiaries, except to the extent that Parent shall otherwise consent in writing, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay all obligations and Taxes of the Company and its Subsidiaries when due (subject to Parent’s review and consent to the filing of Returns, as set forth in Section 4.1(o) below), to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact the present business organizations of the Company and its Subsidiaries, keep available the services of the present officers and Employees of the Company and its Subsidiaries, preserve the Company’s assets and Technology and preserve the relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and its Subsidiaries at the Effective Time. Except as expressly contemplated by this Agreement and except as expressly set forth in Section 4.1 of the Disclosure Schedule, the Company shall not, without the prior written consent of Parent in accordance with Section 4.2 hereof, from and after the date of this Agreement:

(a) cause or permit any modifications, amendments or changes to the Charter Documents or other organizational documents of its Subsidiaries;

(b) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock) except in accordance with the agreements evidencing Company Options that are outstanding on the date hereof and disclosed in the Disclosure Schedule;

(c) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or equity-based awards (whether payable in cash, stock or otherwise) or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for the issuance of Company Common Stock pursuant to the exercise of vested Company Options outstanding as of the date of this Agreement (including any amendments to such Company Options agreements as are mutually agreed to by Parent and Company);

(d) make or agree to make any capital expenditure or commitment exceeding $100,000 individually or $250,000 in the aggregate;

(e) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company’s business or operations or any of its Subsidiaries’ businesses or operations;

(f) sell, lease, sublease, license or otherwise dispose of any of the significant assets (whether tangible or intangible) or significant properties of the Company or any of its Subsidiaries, including the sale of any accounts receivable of the Company or any of its Subsidiaries, or create any Lien in such significant assets or significant properties, other than licenses of the Company Products pursuant to agreements that have been entered into in the ordinary course of business consistent with past practice;

(g) enter into any material distribution, joint venture, strategic alliance or joint marketing or any similar arrangement or agreement except as in the ordinary course of business consistent with past practice;

(h) enter into any agreement, contract or commitment containing a restriction of the type described in Section 2.12 hereof, other than agreements in the ordinary course of business consistent with past practice granting exclusive distribution rights for Company Products limited in all of the following ways: (i) covering no more than two Company Products, (ii) for a duration of no more than two (2) months, (iii) covering no more than one country and (iv) not within the United States;

(i) incur any Indebtedness, create a Lien over any of its assets or the assets of its Subsidiaries, amend the terms of any outstanding loan agreement or guarantee any indebtedness of any Person, other than agreements in the ordinary course of business consistent with past practice granting exclusive distribution rights for Company Products limited in all of the following ways: (i) covering no more than two Company Products, (ii) for a duration of no more than two (2) months, (iii) covering no more than one country and (iv) not within the United States;

(j) except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices, make any loan to any Person or purchase debt securities of any Person, or issue or sell any debt securities or guarantee any debt securities of any Person;

(k) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any of its Subsidiaries or relating to their respective businesses, properties or assets other than issuing take down notices and letters of demand in respect of alleged infringements or misappropriation of Intellectual Property Rights in Company Products;

(l) take any action that may impair its ability to enforce the Intellectual Property Rights in the Company Products;

(m) pay, discharge, release, waive or satisfy any claims or rights or Liabilities, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business;

(n) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by GAAP;

(o) make or change any election in respect of Taxes other than in the ordinary course of business consistent with past practices, adopt or change any accounting method in respect of Taxes, enter into any agreement with any Tax Authority in respect of Taxes, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, request any Tax ruling, enter into any Tax sharing or similar agreement or arrangement, amend any income or other material Return or file any income Tax Return including any estimated Return or other material Return unless a copy of such Return has been submitted to Parent for review a reasonable period of time prior to filing and Parent has approved such Return;

(p) adopt, amend or terminate any Company Employee Plan, including any indemnification agreement, or enter into, amend or terminate any Employee Agreement other than entry into at-will employment arrangements with new hires in the ordinary course of business that contain no notice of termination or severance provisions, provided, that Company may pay spot bonuses to non-officer employees in an amount not to exceed $3,000 per person, with the total of all such spot bonuses not to exceed $25,000;

(q) send any written communications (including electronic communications) to Employees regarding this Agreement or the transactions contemplated hereby or make any representations or issue any communications to Employees that in each case are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Parent;

(r) increase the salary or other compensation payable or to become payable, make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) of a severance payment or other change in control payments, termination payment, bonus or bonus opportunity, special remuneration or other additional salary or compensation (including equity based compensation) to, any director, officer or other Employee of the Company, except payments made pursuant to written agreements existing on the date hereof and disclosed in Section 4.1(r) of the Disclosure Schedule, provided, that Company may pay spot bonuses to non-officer employees in an amount not to exceed $3,000 per person, with the total of all such spot bonuses not to exceed $25,000;

(s) take any action to accelerate or otherwise modify the vesting schedule of any Company Option or other compensation or benefit to any Employee;

(t) (i) hire or offer to hire any employee (other than the hiring of employees with an annual salary less than $75,000 that are within the Company’s current hiring plan as Made Available to Parent), or terminate or intentionally encourage any employee to resign from the Company, or (ii) promote or demote or otherwise change the employment status or titles of any employee;

(u) cancel, substantially amend in a manner restrictive to coverage (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or fail to renew or replace (on substantially similar terms) any insurance policy of the Company;

(v) (i) terminate, amend, waive, or modify in any material manner relative to such Contract or the Company’s business or operations, or violate, the terms of any Material Contract, or (ii) enter into any Contract which would reasonably be expected to be a Material Contract had such Contract been entered into prior to the date hereof other than in the ordinary course of business consistent with past practice; or

(w) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(v) hereof, or any other action that would (i) prevent the

Company from performing, or cause the Company not to perform, its covenants or agreements hereunder or (ii) cause or result in any of its representations and warranties contained herein being untrue or incorrect.

4.2 Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 4.1 hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail to the following individual, and may not take such action until such consent in writing has been received from Michael Foley or such other person as Parent may designate.

The individual set forth above may grant consent on behalf of Parent to the taking of any action which would otherwise be prohibited pursuant to Section 4.1 hereof by e-mail or such other notice that complies with the provisions of Section 9.1 hereof.

4.3 No Solicitation.

(a) Commencing upon the date hereof and continuing at all times until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company shall not and shall cause its Subsidiaries not to (nor shall the Company permit any of its or its Subsidiaries’ officers, directors, employees, shareholders, agents, representatives or affiliates (“Representatives”) to), directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (i) solicit, seek, entertain, support, assist, initiate, knowingly encourage or knowingly promote any inquiry, proposal or offer, (ii) furnish any information not customarily disclosed to any Person concerning the business, technologies or properties of the Company, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access, (iii) participate in any negotiations or discussions, or (iv) enter into any agreement, contemplating (A) any acquisition of the Company or any of its Subsidiaries or controlled Affiliates, (B) any merger or consolidation with or involving the Company or any of its Subsidiaries or controlled Affiliates, (C) any acquisition or sale (including any public offering) of any of the stock or assets of the Company or any of its Subsidiaries or controlled Affiliates (other than the sale of assets in the ordinary course of business), (D) any strategic investment in or involving the Company or any of its Subsidiaries or controlled Affiliates (including, without limitation, any new investment round or recapitalization of the Company), or (E) any other similar transaction involving the Company or any of its Subsidiaries or controlled Affiliates (each, a “Company Acquisition Proposal”).

(b) The Company (i) shall immediately cease and cause to be terminated any negotiations, discussions or agreements (other than with Parent) regarding any Company Acquisition Proposal that are pending as of the date hereof, and shall not reinitiate or otherwise engage in any further discussions or other negotiations with any such third Person regarding any Company Acquisition Proposal unless this Agreement is terminated pursuant to Section 8.1 hereof and (ii) agrees not to release any such parties from any confidentiality agreement with any such party and any other agreements or provisions contained therein.

(c) At all times until the earlier of the termination of this Agreement pursuant to Section 8.1 hereof and the Effective Time, the Company shall immediately notify Parent of any contact with, or receipt by the Company or any of its Representatives from, any third Person regarding (i) any offer, proposal or inquiry contemplating a Company Acquisition Proposal, (ii) any request from any third Person for information or access to the properties, books or records of the Company or its Subsidiaries under circumstances that would be reasonably expected to lead to a Company Acquisition Proposal or (iii) any other communication from any third Person that would be reasonably expected to lead to a Company Acquisition Proposal. Any such notice delivered by the Company to Parent pursuant to this Section 4.3(c) shall be in writing and include (A) the identity of the Person making such offer, proposal or inquiry, request for information or access, or otherwise communicating with the Company, and (B) a copy of any material written correspondence (electronic or otherwise) or other documents and materials, and a summary of the terms and conditions of such offer, proposal or inquiry, request for information or access or other communication (to the extent not reflected in written correspondence or other documents or materials delivered to Parent pursuant hereto).

(d) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officers, directors, employees, shareholders, financial advisors or legal advisors of the Company shall be deemed to be a breach of this Agreement by the Company.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Access to Information. The Company shall afford Parent and its accountants, counsel and other Representatives reasonable access (upon reasonable prior notice and during normal business hours) during the period from the date hereof and prior to the Effective Time to (i) all of the properties, Books and Records and Contracts of the Company and its Subsidiaries, including all Company Intellectual Property and Company Technology, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request, and (iii) all Employees of the Company and its Subsidiaries as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other Representatives copies of internal financial statements (including Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions herein.

5.2 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be subject to the terms of the Mutual Non-Disclosure Agreement dated as of March 9, 2011 (the “Confidential Disclosure Agreement”), between the Company and Parent. The Confidential Disclosure Agreement shall continue in full force and effect in accordance with its terms, but shall terminate at the Effective Time. In this regard, the Company acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions, correspondence or transactions in the Parent Common Stock in violation of applicable securities laws.

5.3 Public Disclosure. Neither the Company nor any of its Representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent. Notwithstanding the foregoing, (a) subject to Parent’s prior written consent (which shall not be unreasonably withheld or delayed), venture capital funds and private equity funds that have invested in the capital stock of the Company may make contractually-required communications to their investors (which will contain no more information regarding the subject matter of this Agreement or the transactions contemplated hereby than is so contractually required to be disclosed and shall, in any event, not be inconsistent with any public statements made by Parent regarding the subject matter of this Agreement or the transactions contemplated hereby) and (b) the foregoing restrictions in this Section 5.3 shall not prevent any Person from complying with Legal Requirements compelling any such statement or communication (which statements or communications will contain no more information regarding the subject matter of this Agreement or the transactions contemplated hereby than is so legally required to be disclosed).

5.4 Reasonable Efforts; Regulatory Filings.

(a) Reasonable Efforts. Subject to the express provisions of Sections 4.3 and 5.7 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI hereof to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, submissions and filings

(including registrations, declarations, filings and submissions of responses to Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

(b) Regulatory Filings. Each of Parent, Sub and the Company shall coordinate and cooperate with one another and shall each use commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the FTC and the DOJ and responses to any requests for additional information from the FTC and the DOJ as required by the HSR Act, (ii) filings under any other comparable pre-merger notification forms reasonably determined by Parent and the Company to be required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.4(b) to comply in all material respects with all applicable Legal Requirements.

(c) Exchange of Information. Parent, Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to Section 5.4(b) hereof. Except where prohibited by applicable Legal Requirements, and subject to the Confidential Disclosure Agreement, each of the Company, Sub and Parent shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and to the extent practicable, participate in and consider in good faith the views of the other in connection with any analyses, appearances, presentations, filings, submissions, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other and/or its counsel with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent, Sub and the Company need not supply the other (or its counsel) with copies (or in the case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information. Notwithstanding the foregoing, except as may be agreed in connection with any joint defense agreement executed between counsel for Parent and counsel for the Company, Parent, Sub and the Company will not be required to share with each other any documents covered by Item 4(c) of filings prepared in connection with the HSR Act.

(d) Notification. Each of Parent, Sub and the Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.4(b) hereof, Parent, Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(e) Meetings with Governmental Entities. To the extent permitted by the relevant Governmental Entity, each of Parent, Sub, and the Company shall give one another advance notice of all communications to and meetings with a Governmental Entity, if any, relating to antitrust or competition matters concerning the Merger or other transactions contemplated hereby, and shall permit one another, or one another’s representatives, to attend and participate in all such meetings and communications.

(f) Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or any subsidiary or affiliate thereof to agree to any Action of Divestiture. The Company shall not take or agree to take any Action of Divestiture without the prior written consent of Parent. For purposes of this agreement, an “Action of Divestiture” shall mean (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates or of the Company or its Subsidiaries, (y) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries, or (z) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company or its Subsidiaries under any Legal Requirement, Order or other legal restraint governing competition, monopolies or restrictive trade practices. In addition, nothing herein shall require Parent to litigate with any Governmental Entity.

5.5 Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other parties if any of the following occurs after the date of this Agreement and prior to the Effective Time: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which could reasonably be expected to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate such that the condition set forth in Section 6.2(a)(i) or Section 6.3(a)(i) hereof, as the case may be, would not be satisfied, and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the condition set forth in Section 6.2(a)(ii) or Section 6.3(a)(ii) hereof, as the case may be, would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not (x) limit or otherwise affect any remedies available to any party or (y) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 5.5, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.6 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

5.7 Shareholder Approval.

(a) Prior to or contemporaneously with the execution of this Agreement, the Company has solicited and obtained or shall solicit and obtain the written consent of the Shareholders in the form of the Shareholder Written Consent, which consent shall, as provided by Washington Law and the Charter Documents, constitute the irrevocable approval of the Merger and the transactions contemplated hereby and the approval and adoption of this Agreement by the Requisite Shareholder Consent, which shall also include and constitute the irrevocable approval by the Shareholders of: (i) the escrow and indemnification obligations of the Indemnifying Parties set forth in Article VII hereof and the deposit of cash equal to the Escrow Amount into the Escrow Fund, (ii) the appointment of David Roberts as the Earnout Representative and (iii) the appointment of David Roberts as the Shareholder Representative. The Company shall deliver to Parent a copy of the written shareholder consents obtained pursuant to the Requisite Shareholder Consent.

(b) To the extent required by Washington Law, the Company shall promptly prepare and cause to be delivered to any Shareholder who has not approved this Agreement and the transactions contemplated hereby a notice of the approval of the Merger and adoption of this Agreement by written consent of the Shareholders pursuant to the applicable provisions of Washington Law, which notice shall constitute the notice to the Shareholders required by Legal Requirement that dissenters’ and/or appraisal rights may be available to the Shareholders in accordance with Washington Law.

(c) The Company shall use its commercially reasonable efforts to submit for approval by such number of Shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code any payments and/or benefits that Parent and the Company mutually determine may, but for such approval, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), so as to render the parachute payment provisions of Section 280G of the Code and the regulations promulgated thereunder inapplicable to any and all payments, acceleration of vesting and/or other benefits that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reasons of Section 280G of the Code, with such shareholder vote to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder (the “280G Approval”).

(d) The Company shall obtain and deliver to Parent, prior to the shareholder vote seeking the 280G Approval, a Parachute Payment Waiver, in substantially the form attached hereto as Exhibit E (“Parachute Payment Waiver”), from each Person who the Company reasonably believes is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, pursuant to which each such Person shall agree, unless the 280G Approval has been obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, to waive any and all right or entitlement to the payments, acceleration of vesting and/or other benefits referred to in Section 5.7(c) hereof to the extent the value thereof exceeds 2.99 times such Person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder and each such Parachute Payment Waiver shall remain in effect immediately prior to the Effective Time.

(e) Notwithstanding the foregoing, the Company shall give the Shareholders sufficient notice prior to the Closing such that no Shareholder will be able to exercise appraisal or similar rights with respect to this Agreement, the Merger or the transactions contemplated hereby, if such Shareholder has not perfected such rights prior to Closing, pursuant to the applicable provisions of Washington Law. The Company shall use commercially reasonable efforts to ensure that Shareholders holding no more than five percent (5%) of any series or class of Company Capital Stock continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.

(f) Any materials to be submitted to the Shareholders in connection with the solicitation of their approval of the Merger and this Agreement, and if required pursuant to Section 5.7(c) hereof, any materials submitted to the Shareholders in connection with obtaining the 280G Approval (the “Soliciting Materials”), shall be subject to the reasonable review and approval by Parent (such approval or refusal thereof not to be unreasonably delayed by Parent). The Company will promptly advise Parent in writing if at any time prior to the Closing the Company shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable law.

(g)(i) The Company’s Board of Directors has unanimously recommended that the Company’s shareholders vote in favor of the approval of the Merger, this Agreement and the transactions contemplated hereby pursuant to the Shareholder Written Consent; (ii) any Soliciting Materials shall include a statement to the effect that the Company’s Board of Directors has unanimously recommended that the Company’s shareholders vote in favor of the approval of the Merger, this Agreement and the transactions contemplated hereby pursuant to the Shareholder Written Consent; and (iii) neither the Company’s Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, its unanimous adoption of this Agreement and approval of the Merger and the transactions contemplated hereby nor the unanimous recommendation of the Company’s Board of Directors that the Company Shareholders vote in favor of the approval of the Merger, this Agreement and the transactions contemplated hereby.

5.8 Notice to Holders of Company Options. At least five (5) Business Days prior to the Closing Date, the Company shall deliver notice to the holders of Company Options, which such notice shall be in compliance with the terms of such Company Options, that the Company Options will be treated as set forth in Section 1.6(c)(i) hereof and the Company shall have taken all actions necessary to effect the transactions contemplated by Section 1.6(c) hereof as required pursuant to Section 1.6(c)(ii) hereof. Any materials to be submitted to the holders of Company Options in connection with the notice required under this Section 5.8 shall be subject to the reasonable review and approval by Parent.

5.9 Termination of Plan. Prior to the Effective Time, the Company shall take all action necessary to terminate the Plan, such termination to be effective at or before the Effective Time.

5.10 Termination of 401(k) Plan. Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated). Unless Parent provides such written notice to the Company, the Company shall provide Parent, no later than three (3) Business Days prior to the Closing Date, with evidence that each 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating each 401(k) Plan as Parent may reasonably require.

5.11 Consents. The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect. Such consents, modifications, waivers and approvals shall be in a form acceptable to Parent. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, the Shareholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, modifications, waivers and approvals.

5.12 New Employment Arrangements.

(a) Continuing Employment. The employment of Continuing Employees shall be on such terms and conditions as are substantially commensurate, in the aggregate, with similarly-situated new hired employees of Parent who join Parent through an acquisition transaction that contain earn-out provisions, with such terms and conditions to be implemented in accordance with Parent’s practices and when operationally practicable. To the extent permitted by Parent’s employee benefits plans, for purposes of employee benefits for Continuing Employees, Parent shall cause (i) its medical, dental, vision, and 401(k) employee benefit plans to recognize service with the Company prior to the Effective Time for purposes of determining eligibility and vesting (but not for benefit accruals and not for vesting of equity-based awards), and (ii) its vacation program (but not its sabbatical program) to recognize service with the Company prior to the Effective Time only for purposes of determining accrual levels for service following the Effective Time, in each case except where doing so would cause a duplication of benefits. To the extent permitted by Parent’s employee benefits plans, Parent shall (x) cause any and all pre-existing condition (or actively at work or similar) limitations under any group health and welfare plans to be waived with respect to such Continuing Employees and their eligible dependents subject to Legal Requirements and (y) provide Continuing Employees with credit for any deductibles made during the plan year in which the Closing Date occurs for the purposes of satisfying any applicable deductible requirements under any employee benefit plan, program or arrangement provided for the benefit of the Continuing Employees in which they are eligible to participate on and after the Closing Date.

(b) Parent Restricted Stock Units and Parent Options.

(i) Allocation of Parent Equity. Parent shall reserve a pool of up to 2,222,222 shares of Parent Common Stock (the reserved pool, the “Parent Equity Pool”) for grants to be allocated to Continuing Employees in the form of Parent restricted stock units (“Parent Restricted Stock Units”) and/or stock options to purchase shares of Parent Common Stock (“Parent Options”) pursuant to this Section 5.12(b). Prior to the Effective Time, Parent will allocate Parent Restricted Stock Units from the Parent Equity Pool. Each such allocation by Parent shall reduce the Parent Equity Pool on a one-for-one basis for each share covered by the allocated award of Parent Restricted Stock Units. Prior to the Effective Time, Parent also may allocate Parent Options from the Parent Equity Pool to Continuing Employees in the PRC. Each such allocation by Parent shall reduce the Parent Equity Pool by one (1) share for each three (3) shares covered by the allocated Parent Option. The amount remaining in the Parent Equity Pool immediately prior to the Effective Time after allocations by Parent of Parent Restricted Stock Units and any Parent Options prior to the Effective Time shall constitute the “Remaining Pool.” The Chief Executive Officer of the Company (the “Company CEO”) will recommend allocations from the Remaining Pool for Continuing Employees, which may be in the form of Parent Restricted Stock Units and/or Parent Options pursuant to this Section 5.12(b). Each such allocation of Parent Restricted Stock Units shall reduce the Remaining Pool on a one-for-one basis for each share covered by each award of Parent Restricted Stock Units allocated by the Company CEO and each such allocation of Parent Options shall reduce the Remaining Pool by one (1) share for each three (3) shares covered by the Parent Options allocated by the Company CEO. Allocations from the Remaining Pool shall be made after the Effective Time but on or before the one (1)-year anniversary of the Closing Date. The Company CEO need not recommend that Parent allocate the full Remaining Pool. All awards of Parent Restricted Stock Units and Parent Options are subject to the approval of Parent’s Executive Compensation and Leadership Committee or its authorized delegate(s). The number of shares of Parent Common Stock to be issued pursuant to the Parent Restricted Stock Units and Parent Options and available under the Parent Equity Pool and remaining in the Remaining Pool pursuant to this Section 5.12(b) shall be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions with respect to Parent Common Stock to the extent provided under, and consistent with, the terms of Parent’s equity compensation plan under which such awards were or are to be granted.

(ii) Parent Restricted Stock Units Allocated Prior to the Effective Time. Other than as provided in individual offer letters from Parent to any Continuing Employee, each allocation, prior to the Effective Time, of Parent Restricted Stock Units to a Continuing Employee shall be granted to such Continuing Employee in four (4) separate grants of Parent Restricted Stock Units (provided he or she remains an employee of Parent or a subsidiary of Parent continuously through each grant’s effective date), covering the aggregate number of Parent Restricted Stock Units allocated to such individual on the allocation date, as follows: (A) 25% of the total number of Parent Restricted Stock Units to be granted to the Continuing Employee shall be granted at such time as shall reasonably be determined by Parent, but generally within sixty (60) days following the Closing Date (such grant date, the “Initial Grant Date”), and (B) 25% of the total number of Parent Restricted Stock Units to be granted to the Continuing Employee shall be granted on each of the first (1st), second (2nd) and third (3rd) anniversaries of the Initial Grant Date. Each such award of Parent Restricted Stock Units shall be scheduled to vest in full on the one (1)-year anniversary of the effective date of that particular grant (subject to pro-rated acceleration in connection with death and disability consistent with Parent’s standard practice in similar circumstances), contingent upon the recipient’s continued active employment with Parent (or a subsidiary of Parent) from the grant date through the applicable vesting date.

(iii) Parent Restricted Stock Units Allocated from the Remaining Pool. Each allocation of Parent Restricted Stock Units from the Remaining Pool to a Continuing Employee shall be made as one (1) award covering the aggregate number of Parent Restricted Stock Units allocated to such individual, shall be granted generally in the month of November or May as soon as administratively practicable following the date the allocation is made (provided such Continuing Employee remains an employee of Parent or a subsidiary of Parent continuously through the grant’s effective date), and shall be scheduled to vest as to twenty-five percent (25%) of the award on each annual anniversary of the date of grant (subject to pro-rated acceleration in connection with death and disability consistent with Parent’s standard practice in similar circumstances), contingent upon the recipient’s continued active employment with Parent (or a subsidiary of Parent) from the grant date through the applicable vesting date

(iv) Options. Parent Options may be granted only to Continuing Employees located in the PRC. Parent Options may be allocated by Parent prior to the Effective Time, or may be recommended by the Company CEO for allocation from the Remaining Pool after the Effective Time but on or before the one (1)-year anniversary of the Closing. Any Parent Options allocated by Parent prior to the Effective Time shall be granted to the applicable Continuing Employee no later than sixty (60) days following the Closing Date (provided he or she remains an employee of Parent or a subsidiary of Parent continuously through each grant’s effective date). Parent Options recommended for allocation by the Company CEO from the Remaining Pool and approved Parent’s Executive Compensation and Leadership Committee or its authorized delegate(s) shall be granted at such time as shall reasonably be determined by Parent, but generally in the month of November or May first following the allocation. Each Parent Option shall be scheduled to vest as to 24% of the total shares subject to such Parent Option on the first calendar day of the month that is twelve (12) months from the date of the option’s date of grant, and as to an additional 2% of the total shares subject to such Parent Option on the first calendar day of each month thereafter for 38 months, contingent upon the recipient’s continued active employment with Parent (or a subsidiary of Parent) from the grant date through the applicable vesting date.

(c) No Third-Party Beneficiaries. This Section 5.12 is intended to be for the sole benefit of the parties to this Agreement, and nothing in this Section 5.12 or elsewhere in this Agreement shall be deemed to confer upon any other Person any rights or remedies hereunder or make any employee or other service provider of the parties a third party beneficiary of this Section 5.12.

5.13 Closing Date Cash and Debt Statement. The Company shall prepare and deliver to Parent not less than three (3) Business Days prior to the Closing Date a statement which fairly and accurately presents the Company’s good faith best estimate (based on reasonable assumptions) of the unrestricted cash and cash equivalents held by the Company as of immediately prior to the Closing and the Indebtedness Adjustment Amount (the “Closing Date Cash and Debt Statement”). The Closing Date Cash and Debt Statement shall be prepared by the Company in accordance with GAAP as consistently applied by the Company on a basis consistent with the Financials. Such Closing Date Cash and Debt Statement shall be certified by the Chief Executive Officer of the Company as having been prepared in accordance with the foregoing principles. Any Indebtedness that is not reflected on the Closing Date Cash and Debt Statement and thus not part of the estimated Indebtedness Adjustment Amount reflected therein, if any (the “Excess Debt”), shall be paid out of the Escrow Amount and shall not be subject to the Deductible Amount.

5.14 Expenses.

(a) Whether or not the Merger is consummated, each party shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement; provided, however, that Parent shall be responsible for the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and all premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.4(b) hereof. Without limiting or expanding the foregoing, the Company shall be responsible for all fees and expenses incurred by or on its behalf in connection with the Merger including all legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, as well as the expenses listed on Schedule 5.14 (collectively, the “Third Party Expenses”); provided, that the method of payment of the Banker Contingent Fees shall be as described in Section 1.7.

(b) The Company shall provide Parent with a statement of Estimated Third Party Expenses showing detail of both the paid and unpaid Third Party Expenses incurred by the Company as of the Closing Date, or anticipated to be incurred by the Company after the Closing (other than Banker Contingent Fees), not less than three (3) Business Days prior to the Closing Date in a form acceptable to Parent (the “Statement of Expenses”) and the Statement of Expenses shall be certified as true and correct as of the Closing Date by the Company’s Chief Executive Officer to his Knowledge. The Statement of Expenses will reflect all Third Party Expenses incurred or expected to be incurred by the Company as a result of the negotiation and effectuation of this Agreement and the transactions contemplated hereby (including any Third Party Expenses anticipated to be incurred after the Closing, other than Banker Contingent Fees). Any Third Party Expenses incurred by the Company that are not reflected on the Statement of Expenses and were not paid by the Company prior to the Closing Date, and thus are not part of the Third Party Expense Adjustment Amount, if any (the “Excess Third Party Expenses”), shall be paid out of the Escrow Amount and shall not be subject to the Deductible Amount, except that Banker Contingent Fees shall be satisfied solely in the manner described in Section 1.7.

(c) The Company shall take all necessary action to ensure that Third Party Expenses (other than Banker Contingent Fees) shall not be incurred by the Company or on behalf of the Surviving Corporation after the Closing Date without the express prior written consent of Parent.

5.15 Spreadsheet. The Company shall deliver to Parent and the Exchange Agent a spreadsheet (the “Spreadsheet”) in a form acceptable to Parent, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer of the Company as of the Closing and which shall include as of the Closing: (i) all Shareholders and their respective addresses, indicating whether such holder is a current or former employee of the Company, or not; the number of shares of Company Capital Stock held by such persons (including whether such shares are Company Common Stock or Company Series A Preferred Stock, the respective certificate numbers; the date of acquisition of such shares; the formulas for the calculation of the percentage of Total Closing Cash Consideration, Total CY12 Earnout Consideration, Total CY13 Earnout Consideration and any Escrow Release to be paid to such holder; and such other information relevant thereto or which Parent or the Exchange Agent may reasonably request; (ii) all holders of Company Vested Options and their respective addresses, indicating whether each such holder is a current or former employee of the Company or not; the number of shares of Company Common Stock underlying each such Company Vested Option; the grant dates of such Company Vested Options and the vesting arrangement with respect to such Company Vested Options and indicating the strike price for each Company Vested Option; whether such Company Vested Options are incentive stock options or non-qualified stock options; the formulas for the calculation of the portion of Total Closing Cash Consideration, Total CY12 Earnout Consideration, Total CY13 Earnout Consideration and any Escrow Release to be paid with respect to such Company Option; and such other information relevant thereto or which Parent may reasonably request; (iii) the Parent Common Stock due to such

Effective Time Holders pursuant to the Stock Consideration Agreements; and (iv) the formulas for calculation of the Banker Contingent Fees. The Company shall deliver the Spreadsheet on or prior to the date three (3) Business Days prior to the Closing Date.

5.16 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.17 Resignation Letters. Unless otherwise instructed by Parent in writing, the Company shall cause each officer and director of the Company and each of its Subsidiaries to execute a resignation letter in the form attached hereto as Exhibit F (the “Director and Officer Resignation Letter”), effective as of the Effective Time.

5.18 Joinder Agreements. The Company shall use all reasonable efforts to cause such Shareholders and holders of Company Vested Options to execute and deliver to Parent a Joinder Agreement prior to the Effective Time as is necessary to achieve the requirement set forth in Section 6.2(n).

5.19 Parent Board Observer. Following the Effective Time and until the determination of the Final CY13 EBIT in accordance with Section 1.6(e) hereof, David Roberts shall be invited to attend and participate in all meetings of the Board of Directors of Parent as an observer and, in this respect, shall be entitled to receive copies of all agendas, notices, minutes, consents and all other materials provided to the members of the Board of Directors of Parent, provided that the Board of Directors of Parent or the Chief Executive Officer of Parent may withhold such board materials and excuse David Roberts from portions of such meetings in each case that (a) do not relate to PopCap Studio or the earnout provided for in this Agreement and the Board of Directors of Parent determines are sensitive or (b) relate to a dispute or potential dispute concerning PopCap Studio or the earnout provided for in this Agreement. David Roberts will treat all information obtained in connection with these board observer rights as confidential and pursuant to the confidentiality obligations David Roberts entered into in connection with his employment with Parent. If for any reason David Roberts ceases to be an employee of PopCap Studio, then he shall lose all rights set forth in this Section 5.19 and provided that he or she is reasonably acceptable to the Board of Directors of Parent, the Earnout Representative shall become the Parent board observer as designated pursuant to this Section 5.19 in lieu of David Roberts.

5.20 Maintenance of Parent Form S-8. Parent will use commercially reasonable efforts to maintain effectiveness of the Parent Form S-8 for so long as any Parent Restricted Stock Units remain outstanding and will reserve a sufficient number of shares of Parent Common Stock for issuance upon exercise thereof.

5.21 D&O Indemnification.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors or officers of the Company (each, a “Company Indemnified Party”) as provided in the

Articles of Incorporation, the Company bylaws or in separate agreements between the Company and individual officers and directors, shall continue to be binding upon by the Surviving Corporation, and, for a period of six (6) years after the Effective Time, Parent will fulfill and honor in all respects such obligations in accordance with the terms thereof in each case in effect on the date hereof, and for such six (6) year period such rights will continue in full force and effect in accordance with their respective terms and shall not be amended, repealed or modified so as to adversely affect any Company Indemnified Party; provided that such indemnification shall be subject to any limitation imposed from time to time under Legal Requirement. Any Company Indemnified Party wishing to claim indemnification under this Section 5.21, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation, and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by Washington Law; provided further that the failure to so notify shall not affect the obligations of the Surviving Corporation under this Section 5.21 except (and only) to the extent such failure to notify materially prejudices Parent or the Surviving Corporation.

(b) This Section 5.21 shall survive consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party, his or her heirs and representatives and the Company (whether or not parties to this Agreement) and shall not be amended on or after the Effective Time without the consent of all Company Indemnified Parties. The rights of this Section 5.21 shall be in addition to any rights such persons may have under the Articles of Incorporation or Company bylaws or the articles or certificate of incorporation or bylaws of any subsidiary of the Company, or under Washington Law or any other applicable laws or under any agreement of any Company Indemnified Party with the Company or any of its subsidiaries.

5.22 Tax Matters.

(a) Returns for Pre-Closing Tax Periods. Parent shall prepare or cause to be prepared, in a manner consistent with past practices, procedures and accounting methods of the Company and its Subsidiaries except as otherwise required by Legal Requirements, and shall file or cause to be filed, all Returns for the Company and its Subsidiaries for all Pre-Closing Tax Periods which are filed after the Closing Date. Parent shall provide the Shareholder Representative with copies of any income or other Returns to be filed by Parent at least thirty (30) days prior to the due date thereof (giving effect to any extensions thereto) or, if required to be filed within thirty (30) days after the Closing Date, as soon as possible following the Closing Date and sufficiently in advance of filing that the Shareholder Representative shall have a reasonable opportunity to review and comment on such Returns. If the Shareholder Representative disputes any amount shown on such items in such Returns, Parent and the Shareholder Representative shall consult and resolve in good faith any issues arising as a result of the review of such Returns. If the parties are unable to resolve any dispute within thirty (30) days after the Shareholder Representative’s receipt of such Returns, (or, if earlier, the due date of such Returns (giving effect to any extensions thereto)), such Returns shall be filed in accordance with Parent’s good faith determination. Notwithstanding the foregoing, Parent and the Shareholder Representative agree that, if the Shareholder Representative and Parent are unable to resolve a dispute and the Returns are filed in accordance with Parent’s good faith determination, (x) the position taken by Parent on such Returns shall not, on its own, determine, be deemed to determine, or be deemed to represent the consent of the Shareholder Representative as to whether a claim for indemnification exists under Section 7.2(a), nor, if such a claim for indemnification is found to exist, the amount of Losses incurred or sustained by the Indemnified Parties under such a claim, and (y) for purposes of a claim for indemnification under Section 7.2(a), such dispute shall be resolved in accordance with the procedures of Article VII, except that the arbitrator for this purpose shall be a nationally recognized Big Four accounting firm mutually acceptable to both parties, and further that in resolving any such dispute the arbitrator shall adopt the Tax position that is “more likely than not to be sustained,” and shall assume that the matter has already been identified by the appropriate Taxing Authority.

(b) Amended Returns. Parent shall not file or cause to be filed any amended Return with respect to a Pre-Closing Tax Period (including, for purposes of this Section 5.22(b), under any voluntary disclosure program, it being understood that Parent shall be entitled to initiate participation in a voluntary disclosure program with regards to items identified on Schedule 7.2(a)(vi)) that would have the effect of increasing the Indemnifying Parties’ liability for indemnification under Section 7.2 hereof without consulting the Shareholder Representative. If such amended Returns amend items that could give rise to an indemnifiable obligation under Article VII hereof, Parent shall provide the Shareholder Representative with copies of any such amended Returns to be filed by the Parent sufficiently in advance of filing that the Shareholder Representative shall have a reasonable opportunity to review and comment on any items on such amended Returns that could give rise to an indemnifiable obligation under Article VII hereof. If the Shareholder Representative does not provide comments on such amended Returns within thirty (30) days after its receipt of such Returns, the Parent shall be entitled to file such amended Return promptly after the end of that thirty (30) day period and the Shareholder Representative shall be deemed to have consented to the amount of any Pre-Closing Tax Period Tax liability shown on such Return for purposes of Section 7.2(a)(vi) hereof. If the Shareholder Representative disputes any amount shown on such amended Returns that could give rise to an indemnifiable obligation under Article VII hereof, Parent and the Shareholder Representative shall consult and resolve in good faith any issues arising as a result of such dispute. If the parties are unable to resolve any dispute within thirty (30) days after the Shareholder Representative’s receipt of such amended Returns, Parent may file such amended Returns in accordance with Parent’s good faith determination. Notwithstanding the foregoing, Parent and the Shareholder Representative agree that, if the Shareholder Representative and Parent are unable to resolve any dispute relating to the amended Returns and the amended Returns are filed in accordance with the Parent’s good faith determination, (x) the position taken by Parent on such amended Returns shall not, on its own, determine, be deemed to determine, or be deemed to represent the consent of the Shareholder Representative as to whether a claim for indemnification exists under Section 7.2(a), nor, if such a claim for indemnification is found to exist, the amount of Losses incurred or sustained by the Indemnified Parties under such a claim, and (y) for purposes of a claim for indemnification under Section 7.2(a), such dispute shall be resolved in accordance with the procedures of Article VII, except that the arbitrator for this purpose shall be a nationally recognized Big Four accounting firm mutually acceptable to both parties, and further that in resolving any such dispute the arbitrator shall adopt the Tax position that is “more likely than not to be sustained,” and shall assume that the matter has already been identified by the appropriate Taxing Authority. Notwithstanding the foregoing, the provisions of this Section 5.22 shall not apply with respect to any amended Return required as a result of a final determination of a Tax Authority, in which case Parent shall be entitled to file such amended Return without the Shareholder Representative’s review and comment.

(c) Tax Proceedings. Parent shall promptly notify the Shareholder Representative in writing upon receipt by Parent, the Company or any of its Subsidiaries of any written notice of a Tax Proceeding that could give rise to a claim for indemnification under Article VII. Parent shall have the right to control the conduct of any such Tax Proceeding. Parent shall, however, keep the Shareholder Representative informed of all developments on a timely basis, shall provide to the Shareholder Representative copies of any and all correspondence received from the Tax Authority related to such Tax Proceeding and shall provide the Shareholder Representative with the opportunity to attend conferences, hearings and other meetings with or involving the Tax Authority and to review and provide comments with respect to written responses provided to the Tax Authority with respect to such Tax Proceeding. Parent shall not settle any such Tax Proceeding without consulting the Shareholder Representative. To the extent that control or settlement rights with respect to a Tax Proceeding pursuant to this Section 5.22(b) may overlap with a control or settlement right under Article VII, the provisions of this Section 5.22(b) shall govern such Tax Proceeding control or settlement right. Notwithstanding the foregoing, Parent and the Shareholder Representative agree that, if the Shareholder Representative and the Parent are unable to resolve a dispute with respect to the settlement of any Tax Proceeding, and such Tax Proceeding is settled in accordance with the Parent’s good faith determination, (x) the position taken by Parent in such Tax Proceeding shall not, on its own, determine, be deemed to determine, or be deemed to represent the consent of the Shareholder Representative as to whether a claim for indemnification exists under Section 7.2(a), nor, if such a claim for indemnification is found to exist, the amount of Losses incurred or sustained by the Indemnified Parties under such a claim, and (y) for purposes of a claim for indemnification under Section 7.2(a), such dispute shall be resolved in accordance with the procedures of Article VII, provided, however, that in resolving any such dispute, the arbitrator shall adopt the tax position that is “more likely than not to be sustained.”

5.23 D&O Tail Insurance Policy. Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement/tail under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers which shall provide coverage for six (6) years following the Effective Time of not less than the existing coverage for, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company. The costs of such policy shall be a Third Party Expense to the extent such costs are not paid prior to Closing.

5.24 Additional Covenants. Prior to the Effective Time, the Company shall perform the actions set forth on Schedule 5.24.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions, any of which may be waived, in writing, by agreement of the Company and Parent:

(a) Company Shareholder Approval. This Agreement and the Merger shall have been duly approved by the Shareholders by the requisite vote under applicable Legal Requirement.

(b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Legal Requirement, Order or other legal restraint (whether temporary, preliminary or permanent) which remains in effect and which has the effect of making the consummation of the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(c) HSR Act; Regulatory Approvals. All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early. All other material foreign antitrust approvals reasonably determined by Parent and the Company to be required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained. All other approvals of Governmental Entities required to be obtained prior to the Effective Time for consummation of the Merger and the transactions contemplated hereby shall have been obtained.

6.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in Article II hereof, disregarding, for purposes of this sentence only, any materiality, “Company Material Adverse Effect” or similar qualifications qualifying such representations and warranties, shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (other than those representations and warranties of the Company which speak as of a specified date, which shall be true and correct in all respects as of such date), except where such failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) the Company shall have performed and complied in all respects with all covenants, undertakings and other agreements applicable to it contained in this Agreement required to be performed and complied with by the Company as of the Closing, except for any non-compliance which, in the aggregate, is not material.

(b) No Material Adverse Effect. There shall not have occurred and be continuing a Company Material Adverse Effect.

(c) 280G Shareholder Approval. With respect to any payments and/or benefits that Parent and the Company mutually determine may constitute “parachute payments” under Section 280G of the Code with respect to any Employees, the Company shall have submitted such payments to a vote of the Shareholders and the Shareholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) in the absence of such shareholder approval, each Person who Parent and the Company reasonably believe is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code) shall have executed a Parachute Payment Waiver, which remains in effect as of immediately prior to the Effective Time, such that no “parachute payments” shall be provided.

(d) Termination and Modification of Certain Company Employee Plans. The Company shall have taken the actions required (i) pursuant to Section 5.9 to terminate the Plan effective at or before the Effective Time and (ii) pursuant to Section 5.10 to terminate the 401(k) Plan effective as of no later than the day immediately preceding the Closing Date (unless Parent has provided notice in accordance with Section 5.10 that the 401(k) Plan shall not be terminated).

(e) Appraisal and Dissenters’ Rights. Shareholders holding no more than five percent (5%) of any class or series of Company Capital Stock shall continue to have a right to exercise appraisal, dissenters’ or similar rights under Legal Requirement with respect to their Company Capital Stock by virtue of the Merger.

(f) Consents and Terminations. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract listed on Schedule 6.2(f)(i) hereof. The Company shall have terminated the Contracts listed on Schedule 6.2(f)(ii) hereof.

(g) Litigation. There shall be no action, suit, claim, Order or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers, directors or subsidiaries, by any Governmental Entity, arising out of, or related to, the Merger or the other transactions contemplated by the terms of this Agreement or otherwise seeking any of the results set forth in Section 6.1(b) hereof.

(h) Continued Effectiveness of Non-Compete and Non-solicit Arrangements. Each of the Non-Competition and Non-Solicitation Agreements with the Employees and shareholders set forth on Schedule 6.2(f) shall be in full force and effect and shall not have been rescinded or repudiated by any party thereto in any respect.

(i) Resignation of Officers and Directors. Parent shall have received a duly executed Director and Officer Resignation Letter from each of the officers and directors of the Company and its Subsidiaries effective as of the Effective Time.

(j) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company which is reasonably acceptable to Parent and contained each of the opinions set forth in Exhibit G.

(k) Certificate of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing, the conditions set forth in Sections 6.2(a) and 6.2(b) hereof have been satisfied.

(l) Certificate of Secretary of the Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying (i) as to the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby this Agreement was unanimously adopted and the transactions contemplated hereunder, including the Merger, were unanimously approved by the Board of Directors) and (iii) that the Requisite Shareholder Consent has been obtained, approving the Merger, this Agreement and the consummation of the transactions contemplated hereby and approving or disapproving any payments or benefits that may be deemed to constitute a “parachute payment” within the meaning of Section 280G of the Code.

(m) Certificate of Good Standing. Parent shall have received a long-form certificate of existence/authorization from the Secretary of State of the State of Washington which is dated within three (3) Business Days prior to Closing with respect to the Company. Each Subsidiary shall have received and delivered to Parent a similar certification from the jurisdiction where it is incorporated or otherwise organized (to the extent such concept is applicable).

(n) Joinder Agreements. Shareholders and holders of Company Options representing an aggregate Pro Rata Portion equal to no less than eighty-five percent (85%) of the Pro Rata Portions of all Indemnifying Parties (as if calculated as of immediately following the Closing) shall have executed and delivered to Parent a Joinder Agreement, and such Joinder Agreements shall be in full force and effect as of and following the Effective Time.

(o) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA certificate contemplated by Section 5.16 hereof, validly executed by a duly authorized officer of the Company.

(p) Audited Financials. The Company shall have delivered to Parent audited consolidated balance sheets as of December 31, 2009 and December 31, 2010, and the related audited consolidated statements of income, cash flow and shareholders’ equity for the years then ended.

6.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Sub in Article III hereof, disregarding, for purposes of this sentence only, any materiality or similar qualifications qualifying such representations and warranties, shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (other than those representations and warranties of the Company which speak as of a specified date, which shall be true and correct in all respects as of such date), except where such failure to be so true and correct would not reasonably be expected to not materially impair or delay Parent’s or Sub’s ability to consummate the Merger, and (ii) each of Parent and Sub shall have performed and complied in all respects with all covenants, undertakings or other agreements applicable to it contained in this Agreement required to be performed and complied with by such parties as of the Closing Date, except for any non-compliance which, in the aggregate, is not material.

(b) Certificate of Parent. The Company shall have received a certificate executed on behalf of Parent by an officer of Parent to the effect that, as of the Closing, the conditions set forth in Section 6.3(a) hereof have been satisfied.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION ESCROW

7.1 Survival of Representations, Warranties and Covenants. All representations and warranties of the parties contained in this Agreement or in any certificate delivered by a party pursuant to this Agreement shall survive the Closing and shall terminate on, and no claim or action with respect thereto may be brought after, the date that is twelve (12) months after the Closing Date (such twelve (12)- month period, the “General Survival Period”); provided, however, that representations and warranties contained in Section 2.2 (Company Capital Structure), Section 2.4 (Authority) and Section 3.2 (Authority) hereof (collectively, the “Fundamental Representations”) shall survive indefinitely and that the representations and warranties of the Company contained in Section 2.11 (Tax Matters) hereof (the “Tax Representations”) shall survive until and shall terminate on the expiration of the applicable statute of limitations (including any extensions or waivers thereof); provided further, however, that (A) all representations, warranties and indemnity obligations shall survive beyond the termination of the representation, warranty or indemnification obligation pursuant to this Section 7.1 if a claim for indemnifiable Losses is made hereunder by any Indemnified Party prior to the termination of such representation, warranty or indemnity obligation, in which case the indemnification obligations set forth in this Article VII shall continue with respect to such claim until such claim has been finally resolved, and (B) the termination of the representations, warranties or indemnification obligations pursuant to this Section7.1 shall not affect the rights of any Indemnified Party (under this Article VII or otherwise) to seek recovery of any indemnifiable Losses arising out of any fraud by the Company, which rights shall survive indefinitely and without limitation (subject to the applicable statute of limitations). Except as otherwise expressly provided herein, claims relating to any and all covenants and agreements of the parties contained in this Agreement to be performed by the parties at or prior to the Closing Date shall survive the Closing and shall terminate on, and no claim or action with respect thereto may be brought after, the date that is twelve (12) months after the Closing Date. All other covenants and agreements of the parties contained in this Agreement shall survive indefinitely the execution and delivery of this Agreement and the consummation of the Merger.

7.2 Indemnification.

(a) After the Closing, and subject to the limitations set forth in this Article VII, the Effective Time Holders (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”) agree to severally indemnify and hold harmless Parent and its officers, directors, affiliates, employees, agents and representatives, including the Surviving Corporation (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), against all claims, losses, Liabilities, damages, deficiencies, Taxes, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ fees and expenses and including any such reasonable expenses incurred in connection with investigating any Third Party Claim and defending against or settling any of the foregoing, but excluding exemplary or punitive damages (except for exemplary or punitive damages actually paid by an Indemnified Party to any third party with respect to a Third Party Claim) and for claims to the extent outside of the Escrow Fund pursuant to Section 7.2(a)(iv) through Section 7.2(a)(vi) hereof, inclusive, excluding consequential damages (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), as a result of:

(i) any breach of or inaccuracy as of the date hereof or as of the Effective Time in any representation or warranty of the Company contained in this Agreement or the Closing Certificates;

(ii) any failure by the Company or any of its Subsidiaries to perform or comply with any covenant, undertaking or other agreement applicable to it contained in this Agreement;

(iii) any fraud committed by the Company in connection with this Agreement or the Closing Certificates;

(iv) any payments properly paid with respect to Dissenting Shares to the extent that such payments, in the aggregate, exceed the amount, in the aggregate, that otherwise would have been payable pursuant to Section 1.6 hereof upon the exchange of such Dissenting Shares and any cost and expenses defending any claim involving Dissenting Shares;

(v) any Excess Third Party Expenses, any Excess Debt and the amount, if any, by which the unrestricted cash and cash equivalents held by the Company as set forth on the Closing Date Cash and Debt Statement exceeds the actual amount of unrestricted cash and cash equivalents held by the Company as of the Closing Date as calculated in accordance with GAAP as consistently applied by the Company on a basis consistent with the Financials;

(vi) any Taxes of the Company or any of its Subsidiaries (A) attributable to a Pre-Closing Tax Period (other than Taxes incurred on the Closing Date attributable to the actions of Parent after the Closing that are outside the ordinary course of business or Transaction Payroll Taxes), it being understood that, in the case of Taxes based upon income, sales, proceeds, profits, receipts, wages, compensation or similar items, the amount attributable to a Pre-Closing Tax Period ending on the Closing Date shall be determined on the basis of a closing of the books as of the close of business on the Closing Date, except that any deductions attributable to the exercise or cashout of Company Options arising after June 13, 2011 shall not be considered to reduce the amount of any Tax liability for a Pre-Closing Tax Period, but shall instead be allocated to the period beginning after the Closing Date for purposes of determining the existence and the amount of an indemnifiable Loss hereunder (irrespective of the appropriate tax reporting treatment which shall be determined in the sole discretion of Parent), and the amount of any other Taxes of the Company or any of its Subsidiaries attributable to such Tax period shall equal the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period up to and including the Closing Date, and the denominator of which is the total number of days in the taxable period), (B) any Taxes as a result of the Company or any of its Subsidiaries being (or ceasing to be) on or prior to the Closing Date (1) a member of an affiliated or combined group pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law prior to the Closing Date or (2) a transferee or successor by contract or otherwise, which relate to an event occurring on or before the Closing Date, (C) as a result of an express or implied obligation arising on or prior to Closing Date to indemnify or otherwise assume or succeed to the Taxes of any other Person, or (D) any transfer or other Taxes arising directly (or indirectly) as a result of the transactions contemplated by this Agreement or any ancillary agreement, including any such Taxes for which the Shareholders and holders of Company Options are responsible pursuant to Section 1.9(d) hereof; notwithstanding the foregoing, no claim may be made for any Loss attributable to a Tax liability specifically identified by item and amount on Schedule 7.2(a)(vi), except to the extent such Loss exceeds the amount so identified; and

(vii) the matters set forth on Schedule 7.2(a)(vii).

The Indemnifying Parties (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party.

(b) For the avoidance of doubt, for purposes of this Article VII only, once it has been established that there has been any breach of or inaccuracy in any representation or warranty, or any failure by the Company or any of its Subsidiaries to perform or comply with any covenant, undertaking or other agreement, solely for the purpose of determining the amount of Losses suffered as a result of any such breach, inaccuracy or failure (separate and apart from establishing that there has been any breach of or inaccuracy in any representation or warranty, or any failure to perform or comply with any covenant, undertaking or other agreement by the Company), any representation, warranty, covenant, undertaking or agreement given or made by the Company that is qualified or limited in scope as to materiality, “Company Material Adverse Effect” or similar qualifications shall be deemed to be made or given without such qualification for the purpose of determining the amount of such Losses.

(c) Nothing in this Agreement shall limit the right of Parent or any other Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.

7.3 Maximum Payments; Remedy.

(a) Following the Effective Time, except in the case of fraud by the Company, claims for injunctive relief or specific performance, claims for breaches or inaccuracies of the Fundamental Representations or the Tax Representations and claims for indemnity pursuant to Section 7.2(a)(ii) through Section 7.2(a)(vi) hereof, inclusive (collectively, the “Special Matters”), claims against the Escrow Fund shall be the Indemnified Parties’ sole and exclusive remedy for the Indemnifying Parties’ indemnity claims under Section 7.2(a)(i) and Section 7.2(a)(vii) hereof. For the avoidance of doubt, the limitations set forth in this Section 7.3(a) shall not apply to claims for indemnity pursuant to Section 7.2(a)(ii) through Section 7.2(a)(vi) hereof, inclusive.

(b) Following the Effective Time, except in the case of fraud by the Company, the aggregate liability for all claims of indemnity for breaches or inaccuracies of the Tax Representations and pursuant to Section 7.2(a)(vi) hereof shall be (i) $100.0 million for claims made pursuant to an Officer’s Certificate delivered prior to the later of eighteen (18) months after the Closing Date and the completion of the first full audit cycle for all Pre-Closing Tax Periods with respect to the corporate income Tax Returns of the Company and its Subsidiaries filed in the United States, Canada or Ireland and (ii) $20.0 million for claims made thereafter. In the case of any claim for indemnification with respect to any Special Matter, a claim for indemnification under this Article VII shall remain the exclusive remedy for Parent and the Indemnified Parties. In such an event, the Indemnified Parties shall first seek recovery of Losses from the Escrow Fund. If recovery of indemnifiable Losses from the Escrow Fund is not sufficient to satisfy the Indemnifying Parties’ indemnity obligations under this Agreement, the Indemnified Parties may seek recovery from the Indemnifying Parties according to their respective Pro Rata Portions of such Losses.

(c) Notwithstanding any provision of this Agreement to the contrary, except in the case of fraud by the Company, an Indemnified Party shall be entitled to indemnification pursuant to claims that are made pursuant to Section 7.2(a)(i) hereof only if the aggregate Losses under such claim together with any prior claims for Losses exceed $1.0 million (the “Basket”), at which time the Indemnified Parties shall be entitled to be indemnified, subject to the terms of this Article VII, for all such Losses (including the amount of the Basket).

(d) For purposes of this Article VII, any individual claim for Losses or series of related claims based on a similar set of operative facts that is less than $10,000 (the “De Minimis Amount”) shall be disregarded; provided, however that any series of claims for Losses based on a similar set of operative facts shall be aggregated and treated as a single claim.

(e) In no event shall the aggregate liability of any Indemnifying Party for all claims of indemnification under this Agreement exceed the amount of consideration actually received by such Indemnifying Party pursuant to Section 1.6 hereof, and no Indemnifying Party shall be liable for any Losses in excess of such Indemnifying Party’s Pro Rata Portion of such Losses; provided, however, that nothing in this Agreement shall limit the liability of an Indemnifying Party in connection with a claim based on fraud committed by such Indemnifying Party; provided, further that the limitations in this Section 7.3(e) shall not apply to claims settled by recourse to the Escrow Fund.

(f) The Indemnified Parties shall act in good faith and in a commercially reasonable manner to mitigate as required by law any Losses they may suffer. Losses in respect of a matter shall be reduced by the amount of any insurance proceeds actually received by Parent or its subsidiaries with respect to such matter, less any costs of recovery (including any increase in insurance premiums). Applicable insurance coverage Parent or its subsidiaries for any Losses shall be pursued in good faith by Parent, including without limitation compliance with notice, consent, and defense provisions.

(g) In the case of any claim not made against the Escrow Fund, Parent shall be entitled to bring such claim against any or all of the Indemnifying Parties, and each Indemnifying Party shall be liable for its respective Pro Rata Portion of the total liability owed to the Indemnified Parties in respect of such a claim (except that the foregoing shall not limit the liability of an Indemnifying Party who has committed fraud in connection with this Agreement).

(h) Nothing in this Article VII shall limit the liability of the Company or the Indemnifying Parties for any breach of any representation, warranty or covenant contained in this Agreement, any Related Agreements or in any certificates or other instruments delivered pursuant to this Agreement if the Merger does not close.

(i) Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(j) Notwithstanding anything to the contrary contained in this Agreement, no Indemnified Party shall have any right to seek or obtain indemnification under this Agreement for any Loss or alleged Loss by such Indemnified Party, and such Loss shall not be included in meeting the Basket in Section 7.3(c) hereof, to the extent the dollar amount of such Loss reduced the Total Closing Consideration because it was included in the Third Party Expense Adjustment Amount or the Indebtedness Adjustment Amount reflected in the Closing Date Cash and Debt Statement.

7.4 Claims for Indemnification.

(a) Claims for Indemnification. To assert a claim for indemnification under this Article VII, Parent (on behalf of itself or any other Indemnified Party) must deliver to the Shareholder Representative (and the Indemnifying Party in the event that indemnification is being sought hereunder directly from such Indemnifying Party) a certificate signed by any officer of Parent (an “Officer’s Certificate”) (i) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue indemnifiable Losses as a result of facts, circumstances, events or occurrences existing prior to the date of such Officer’s Certificate; (ii) stating the amount of such indemnifiable Losses to the extent known at the time of such Officer’s Certificate; and (iii) describing in reasonable detail the indemnifiable Losses included in the amount so stated, including the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the claim to which such indemnifiable Losses are related. Such Officer’s Certificate must be delivered (x) on or prior to the last day of the General Survival Period for claims for indemnity pursuant to Section 7.2(a)(i) (excluding claims for breaches or inaccuracies of the Fundamental Representations or the Tax Representations) and Section 7.2(a)(ii), and (y) prior to the expiration of all applicable statute of limitations for claims for breaches or inaccuracies of the Tax Representations or any other claims for indemnity under this Article VII.

(b) Objections to Claims. At the time of delivery of any Officer’s Certificate to the Shareholder Representative (if such delivery is on or prior to expiration of the General Survival Period), a duplicate copy of such certificate shall be delivered to the Escrow Agent, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any escrow amount pursuant to this Section 7.4 unless the Escrow Agent shall have received written authorization from the Shareholder Representative to make such delivery. After the expiration of such thirty (30)-day period, the Escrow Agent shall make delivery of cash from the Escrow Fund equal to the amount of Losses claimed in the Officer’s Certificate in accordance with this Section 7.4 (or in the event that indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party shall pay its Pro Rata Share of such Losses if it has not objected to such claim within such thirty (30)-day period); provided, however that no such payment or delivery may be made if and to the extent the Shareholder Representative has objected in a written statement to any claim or claims made in the Officer’s Certificate (an “Escrow Claim Objection Notice”), and such Objection Notice shall have been delivered to the Escrow Agent and Parent prior to the expiration of such thirty (30)-day period.

(c) Resolution of Objections to Claims.

(i) If the Shareholder Representative delivers an Escrow Claim Objection Notice to Parent within thirty (30) days after receipt from Parent of an Officer’s Certificate pursuant to Section 7.4(a) hereof, or in the event that indemnification is being sought hereunder directly from an Indemnifying Party, if such Indemnifying Party shall object to any claim or claims made in any Officer’s Certificate to recover claims directly from such Indemnifying Party within thirty (30) days after delivery of such Officer’s Certificate, the Shareholder Representative (or such objecting Indemnifying Party) and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative (or such objecting Indemnifying Party) and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall make distributions from the Escrow Fund in accordance with the terms thereof. In the event that indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party shall pay its Pro Rata Share of such Losses once the objection has been resolved.

(ii) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Escrow Claim Objection Notice, such dispute shall be resolved in the manner set forth in Section 9.7. Any resolution made pursuant to Section 9.7 hereto shall be final, conclusive and binding upon the parties to this Agreement and the Indemnifying Parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator, and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within thirty (30) days of a decision of the arbitrator requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund.

(d) Third-Party Claims. In the event Parent becomes aware of a third party claim (a “Third Party Claim”) that Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VII, Parent shall timely notify the Shareholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) of such claim, and the Shareholder Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Party Claim except to the extent that receipt of such documents would waive any claim of privilege by such Indemnified Party and such Indemnified Party’s counsel and representation by such counsel of both parties would be inappropriate under applicable standards of professional conduct. The Shareholder Representative shall be entitled on behalf of the Indemnifying Parties (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party shall be entitled), at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. The failure to so notify the Shareholder Representative shall not relieve the Indemnifying Parties of any Liability, except to the extent and only to the extent the Shareholder Representative demonstrates that the defense of such Third Party Claim is actually and materially prejudiced thereby. Parent shall have the right in its sole discretion to conduct the defense of, and to settle any such Third Party Claim; provided, however, that, except with the consent of the Shareholder Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) (which consent shall not be unreasonably withheld) no such settlement shall be determinative of the amount of any Losses or whether such Losses shall be indemnifiable pursuant to this Article VII. If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued by the Indemnified Parties in defense of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. In the event that the Shareholder Representative has consented in writing to any settlement of a Third Party Claim, the Indemnifying Parties shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

7.5 Escrow Arrangements.

(a) Escrow Fund. By virtue of this Agreement and as partial security for the indemnity obligations provided for in Section 7.2 hereof, at the Effective Time, Parent shall deposit the Escrow Amount in immediately available funds with the Escrow Agent, such deposit of the Escrow Amount to constitute an escrow fund to be governed by the terms set forth herein. The Escrow Amount (plus any interest paid on such Escrow Amount in accordance with

Section 7.5(d)(ii) hereof, the “Escrow Fund”) shall be available to compensate Parent (on behalf of itself and any other Indemnified Party) for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

(b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., local time at Parent’s corporate headquarters in California, on the last day of the General Survival Period. After Closing, Parent shall provide the Escrow Agent with a certificate setting forth the Closing Date and the date of the last day of the General Survival Period. The Escrow Agent shall distribute the funds in the Escrow Fund (less the amount of any Representative Expenses submitted to the Escrow Agent in a certificate by the Shareholder Representative pursuant to Section 7.6(f) or by the Earnout Representative pursuant to Section 1.6(e)(ix) prior to such distribution) to the Indemnifying Parties within five (5) Business Days following delivery of the spreadsheet to the Escrow Agent pursuant to Section 7.5(c); provided, however, that the Escrow Fund shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Officer’s Certificate (“Unresolved Claims”) delivered to the Escrow Agent and the Shareholder Representative prior to the end of the General Survival Period with respect to facts and circumstances existing prior to the end of the General Survival Period, and any such amount shall not be distributed to the Indemnifying Parties at such time. As soon as all such claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund, if any, not required to satisfy such or any other Unresolved Claims. Any distribution of funds from the Escrow Fund to the Indemnifying Parties pursuant to this Section 7.5(b) shall be referred to herein as an “Escrow Release.”

(c) Escrow Releases. The funds distributed in each Escrow Release shall be distributed to the Indemnifying Parties as follows:

(i) in respect of each former share of Company Series A Preferred Stock, the amount determined by applying the Preferred Distribution Mechanism to such Escrow Release, and

(ii) in respect of each former share of Company Common Stock (including those shares underlying Company Vested Options), the amount determined by applying the Common Distribution Mechanism to such Escrow Release.

Parent shall provide the Escrow Agent with a spreadsheet for each Escrow Release stating the amounts to be distributed to each Indemnifying Party.

(d) Protection of Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund and shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of such fund only in accordance with the terms of this Article VII.

(ii) Parent and the Shareholder Representative hereby direct the Escrow Agent to invest the Escrow Amount in a U.S. Bank Money Market Deposit Account, as fully described in Exhibit D attached hereto and any interest paid on such Escrow Amount shall be added to the Escrow Fund and become a part thereof and available for satisfaction of claims. The parties hereto agree that Parent shall be treated as the owner of any cash in the Escrow Fund for Tax purposes, and that all interest on or other taxable income, if any, earned from the investment of such cash pursuant to this Agreement shall be treated for Tax purposes as earned by Parent. Within sixty (60) days after the end of any quarter of any taxable year of Parent, Parent shall request in writing that the Escrow Agent disburse from the Escrow Amount a distribution equal to 40% of any income taxable to Parent pursuant to the preceding sentence. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder. The Escrow Agent will act upon investment instructions the day that such instructions are received, provided the requests are communicated within a sufficient amount of time to allow the Escrow Agent to make the specified investment. Instructions received after an applicable investment cutoff deadline will be treated as being received by the Escrow Agent on the next business day, and the Escrow Agent shall not be liable for any loss arising directly or indirectly, in whole or in part, from the inability to invest funds on the day the instructions are received. The Escrow Agent shall not be liable for any loss incurred by the actions of third parties or for any loss arising by error, failure or delay in the making of an investment or reinvestment, and the Escrow Agent shall not be liable for any loss of principal or income in connection therewith, unless such error, failure or delay results from the Escrow Agent’s gross negligence or willful misconduct. As and when the Escrow Amount and any interest or income thereon is to be released under this Agreement, the Escrow Agent shall cause the investments to be converted into cash in accordance with its customary procedures and shall not be liable for any loss of principal or income in connection therewith. The Escrow Agent shall not be liable for any loss of principal or income due to the choice of investment in which the Escrow Amount is invested or the choice of investments converted into cash pursuant to this Section 7.5.

(e) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Shareholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as escrow agent except for gross negligence or willful misconduct. Any act done or omitted pursuant to the advice or opinion of counsel shall be conclusive evidence of the good faith of the Escrow Agent. The Escrow Agent shall in no case or event be liable for any representations or warranties of the other parties to this Agreement, or for punitive, incidental or consequential damages.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, rewards of arbitrators and joint written instructions of Parent and the Shareholder Representative. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, reward of arbitrator, instructions or certificate, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund, and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent

Interpleader Expenses”) and which the parties agree to pay as follows: 50% to be paid by Parent and 50% to be paid from the Escrow Fund.

(vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those determined by a court to arise out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”); provided, that as between the Parent and Shareholder Representative, 50% of the Agent Indemnification Expenses be paid by Parent and 50% be paid from the Escrow Fund. The indemnities provided in this Section 7.5(e)(vii) shall survive the termination of this Agreement or any removal or resignation of the Escrow Agent.

(viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parent and the Shareholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Shareholder Representative shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within 30 days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(f) Fees. Parent shall pay the Escrow Agent such fees and reimburse the Escrow Agent for such expenses as are established and contemplated by the Fee Schedule attached hereto as Schedule 7.5(f). It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of this Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(g) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

(h) Tax Reporting Matters. Parent and the Shareholder Representative (on behalf of each of the Indemnifying Parties) each agree to provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate Forms W-9 (or Forms W-8, in the case of non-U.S. persons) and other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent within thirty (30) days after the date on which the first deposit of the Escrow Amount is made with the Escrow Agent. The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Code to withhold a portion of any payments made to such Indemnifying Party who has not provided such Tax Reporting Documentation pursuant to this Agreement. If the date of a payment from the Escrow Fund occurs more than six months after the date on which the first deposit of the Escrow Amount is made with the Escrow Agent, a portion of the payment will be treated as imputed interest to the extent required under the Code.

7.6 Shareholder Representative.

(a) The approval of this Agreement by the Shareholders shall constitute their ratification and approval of the appointment of the Shareholder Representative pursuant to this Agreement to act on behalf of the Indemnifying Parties, which shall include the power and authority (on all matters other than those designated to the Earnout Representative pursuant to Section 1.6(e)):

(i) for purposes of this Article VII, to give and receive notices and communications, to authorize delivery to any Indemnified Party of cash from the Escrow Fund in satisfaction of claims by an Indemnified Party, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and bring suit and comply with Orders and awards of courts with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing;

(ii) to execute and deliver such waivers and consents in connection with this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby as the Shareholder Representative, in its sole discretion, may deem necessary or desirable;

(iii) to enforce and protect the rights and interests of all Indemnifying Parties arising out of or under or in any manner relating to this Agreement, and any other document contemplated hereby, and to take any and all actions which the Shareholder Representative believes are necessary or appropriate under this Agreement for and on behalf of the Indemnifying Parties;

(iv) to refrain from enforcing any right of the Indemnifying Parties or any of them and/or the Shareholder Representative arising out of or under or in any manner relating to this Agreement or any document contemplated hereby; provided, however, that no such failure to act on the part of the Shareholder Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Shareholder Representative or by the Indemnifying Parties unless such waiver is in writing signed by the waiving party or by the Stockholders’ Representative; and

(v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Shareholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all other documents contemplated hereby.

(b) The Shareholder Representative may resign upon written notice to the Surviving Corporation, with or without cause, and the holders representing a majority of the Pro Rata Portions shall appoint a successor. Additionally, the Shareholder Representative may be changed by the Indemnifying Parties upon ten (10) days’ prior written notice to Parent, signed by the holders representing a majority of the Pro Rata Portions. The outgoing Stockholders’ Representative shall be entitled to immediate reimbursement of all Shareholder Representative Expenses pursuant to Section 7.6(f) hereof. The successor shall be entitled to all the rights, powers, immunities and privileges as was his or her predecessor, without the need of any further act or writing. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive compensation for his or her services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the Indemnifying Parties.

(c) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct.

(d) A decision, act, consent or instruction of the Shareholder Representative with respect to the matters regarding the Escrow Fund contemplated by this Section 7.6, including an amendment, extension or waiver of this Agreement pursuant to Section 8.3 and Section 8.4 hereof, shall constitute a decision of all of the Indemnifying Parties and shall be final, binding and conclusive, and the Escrow Agent and the Indemnified Parties may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each Indemnifying Party. The Escrow Agent and the Indemnified Parties are hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

(e) Parent and Sub, on behalf of all Indemnified Parties, hereby agree that any notice, right, or obligation required to be delivered to, performed by, or asserted by the Indemnifying Parties regarding the Escrow Fund shall be delivered to, performed by or asserted by the Shareholder Representative.

(f) The Indemnifying Parties shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including any out-of-pocket costs and the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative (“Shareholder Representative Expenses” and together with Earnout Representative Expenses, the “Representative Expenses”). Following the termination of the Escrow Fund, the resolution of all Unresolved Claims and the satisfaction of all claims made by Indemnified Parties for Losses, the Shareholder Representative shall have the right to recover Shareholder Representative Expenses from the Escrow Fund prior to any distribution to the Indemnifying Parties, and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Shareholder Representative Expenses actually incurred, to the extent such Shareholder Representative Expenses exceed the amount of the Representative Fund and if such Shareholder Representative Expenses have not been paid directly to the Shareholder Representative by the Indemnifying Parties. After the release of the Escrow Fund pursuant to the terms of this Agreement, the Shareholder Representative may seek recovery of any unpaid Shareholder Representative Expenses from the Indemnifying Parties according to their respective Pro Rata Portions.

(g) The Shareholder Representative may engage attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as the Shareholder Representative may deem necessary or desirable and incur other out-of-pocket expenses related to performing its services hereunder, with the fees and expenses of such engagements and assistance considered Shareholder Representative Expenses. The Shareholder Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals.

(h) The Shareholder Representative shall have reasonable access to information about the Company and the reasonable assistance of the Surviving Corporation’s officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Shareholder Representative shall treat confidentially and not disclose any nonpublic information from or about the Surviving Corporation to anyone (except on a need to know basis to individuals who agree to treat such information confidentially). The Shareholder Representative shall be responsible for any breach of this Section 7.6(g) by individuals the Shareholder Representative shares such information with and shall keep Parent promptly informed of those individuals the Shareholder Representative shares such information with.

(i) At the Effective Time, Parent shall deposit or cause to be deposited, by wire transfer of immediately available funds, the Representative Amount with the Earnout Representative (the “Representative Fund”). If the Earnout Representative ceases to be the Earnout Representative under this Agreement, he or she shall transfer any amounts remaining in the Representative Fund to the successor Earnout Representative. The Representative Fund (plus any interest paid on such Representative Fund) shall be available to reimburse the Earnout Representative or the Shareholder Representative, as applicable and in each case on behalf of the

Indemnifying Parties, for any Representative Expenses actually incurred prior to the determination of Final CY13 EBIT in accordance with Section 1.6(e) hereof. Following such determination of Final CY13 EBIT, the Earnout Representative shall distribute such portion of the Representative Fund which has not been used to reimburse the Earnout Representative or the Shareholder Representative for Representative Expenses, if any, to the Effective Time Holders as if such distribution was an Escrow Release.

7.7 Tax Consequences of Indemnification Payments. Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VII will be treated as adjustments to the purchase price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

7.8 Sole and Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, this Article VII shall be the sole and exclusive remedy of the Indemnified Parties from and after the Effective Time for any claims arising under this Agreement, including claims of inaccuracy in or breach of any representation, warranty or covenant in this Agreement; provided, however, that (i) this Section 7.8 shall not be deemed a waiver by any party of any right to specific performance or injunctive relief and (ii) nothing in this Agreement shall limit the liability of an Indemnifying Party (and this Article VII shall not be the sole and exclusive remedy in respect of such Indemnifying Party) in connection with a claim based on fraud committed by such Indemnifying Party.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) by the mutual written consent of the Company and Parent;

(b) by Parent, if the Requisite Shareholder Consent shall not have been obtained by the Company and delivered to Parent within twenty-four (24) hours after the execution and delivery of this Agreement by the Company;

(c) by Parent or the Company if the Closing Date shall not have occurred by October 11, 2011 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(d) by Parent or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any final, non-appealable Legal Requirement, Order or other legal restraint which is in effect and which has the effect of making the Merger illegal.

(e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach or inaccuracy of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) hereof would not be satisfied and such breach or inaccuracy has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured (ii) if any of the conditions to Closing in Article VI for the benefit of Parent are incapable of being satisfied on or before the End Date; or

(f) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach or inaccuracy of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.3(a) hereof would not be satisfied and such breach or inaccuracy has not been cured within twenty (20) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured (ii) if any of the conditions to Closing in Article VI for the benefit of the Company are incapable of being satisfied on or before the End Date.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no Liability on the part of Parent, Sub, the Company or their respective officers, directors or shareholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any willful breaches of this Agreement or any Related Agreement prior to its termination; and provided further, however, that, the provisions of Sections 5.2 (Confidentiality), 5.3 (Public Disclosure), 5.14 (Expenses) and 7.3(h) (Maximum Payments; Remedies) hereof, Article IX (General Provisions) hereof and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

8.3 Amendment. Subject to Legal Requirements, this Agreement may be amended by the parties hereto, by action duly authorized by the parties, at any time before or after approval and adoption of this Agreement by the Shareholders; provided that after approval and adoption of this Agreement by the Shareholders, no amendment shall be made which by law requires further approval by the Shareholders without such further shareholder approval; provided further, that anything to the contrary in this Agreement notwithstanding, no amendment of the definition of “Banker Contingent Fees” in Section 1.6(a) hereof, or of either of the final two sentences of Section 1.7 hereof, or of this second proviso of this Section 8.3, or the last sentence of Section 9.4 hereof may be adopted without the advance written approval of Qatalyst Partners LP (in addition to the approval of the parties as specified above). Except as otherwise set forth in Section 1.6(e) and Section 7.6, this Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Sub and the Company. The duties of the Escrow Agent under this Agreement may be altered, amended, modified or revoked only by a writing signed by Parent, the Escrow Agent and the Shareholder Representative.

8.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company and the Shareholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Except as otherwise set forth in Section 1.6(e) and Section 7.6, any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally, (ii) one Business Day after it is sent by commercial overnight courier service, or (iii) upon transmission if sent via facsimile (with acknowledgment of complete transmission or confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement such as Section 4.2 hereof, by email):

(a)	if to Parent or Sub, to:

Electronic Arts Inc.

209 Redwood Shores Parkway

Redwood City, CA 94065

Attention: General Counsel

Facsimile No.: (650) 628-1424

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Todd Cleary

Facsimile No.: (650) 493-6811

(b)	if to the Company, the Shareholder Representative or the Earnout Representative, to:

PopCap Games, Inc.

2401 Fourth Avenue, Suite 300

Seattle, WA 98121

Attention: David Roberts

Facsimile No.: (206) 256-4287

David Roberts

PopCap Games, Inc.

2401 4th Avenue, Suite 300

Seattle, WA 98121

Facsimile No.: (206) 256-4287

with a copy to:

DLA Piper LLP

701 Fifth Avenue, Suite 7000

Seattle, WA 98104

Attention: John M. Steel, Trenton C. Dykes

Facsimile No.: (206) 839-4801

(c)	If to the Escrow Agent, to:

U.S. Bank National Association

Corporate Trust Services

655 West Fifth Street, 24th Floor

Los Angeles, CA 90071

Attention: Paula Oswald (Electronic Arts/PopCap Escrow)

Facsimile No.: (213) 615-6197

Any notice addressed to the Escrow Agent shall be effective only upon receipt. If any certificate, notice, any objection thereto or any other document of any kind is required to be delivered to the Escrow Agent and any other person, the Escrow Agent may assume without inquiry that such certificate, notice, objection or other document was received by such other person on the date on which it was received by the Escrow Agent.

9.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, the Related Agreements and the documents and instruments and other agreements among the parties hereto referenced herein: (i) together constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder (except that Section 5.21 is intended to benefit indemnified persons from and after the Closing), and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. Clause (ii) above notwithstanding, the parties agree that, even though the Company’s investment banker (Qatalyst Partners LP) is not a third party beneficiary of any of Parent’s or Company’s obligations under this Agreement, Qatalyst Partners LP will be entitled to enforce its right to prioritized payment of Banker Contingent Fees under the penultimate sentence of Section 1.7 hereof and to protection of such right under the second proviso of Section 8.3 hereof.

9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6 Other Remedies. Except for the limitations on remedies set forth in Article VII, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.7 Governing Law; Exclusive Jurisdiction. Except to the extent a provision of Article I of this Agreement is required by law to be governed by Washington Law; all other provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Chancery Court and any appellate court therefrom in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process; provided, however, that if (a) the Delaware Chancery Court does not accept jurisdiction or (b) the dispute concerns any provision of Section 1.6(e) hereof, including the determination of Final CY12 EBIT or Final CY13 EBIT under Section 1.6(e) hereof or concerns Article VII hereof, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in Article VII hereof or otherwise, then the matter shall be exclusively settled by non-appealable arbitration (x) before the Delaware Chancery Court, under the rules set forth by the Delaware Chancery Court, in the event that the amount in dispute is in excess of $1.0 million or (y) before Judicial Arbitration and Mediation Services in the event that the amount in dispute is less than $1.0 million. In the event that a dispute is to be settled by arbitration pursuant to the foregoing, either Parent or the Shareholder Representative may demand arbitration of the matter. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Subject to the arbitration provisions of this Section 9.7, and except as may be required under Washington Law with respect to those provisions of Article I of this Agreement that are mandatorily governed by Washington Law, each party agrees not to commence any legal proceedings related hereto except in such courts. The arbitration provisions of this Section 9.7 shall not apply to the Escrow Agent.

9.8 Enforcement. Each party hereto acknowledges that the other party will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements contained in this Agreement, including the confidentiality obligations set forth in Section 5.2 hereof. It is accordingly agreed that, in addition to any other remedies that may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to seek injunctive relief to restrain a breach or threatened breach of, or otherwise to seek specific performance of, the other party’s covenants and agreements contained in this Agreement. This Section 9.8 shall not apply to the Escrow Agent.

9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.11 USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

9.12 Conflicts; Continuing Representation. The parties hereto and the Shareholder Representative (the “Consenting Parties”) acknowledge that at all times relevant hereto up to the closing DLA Piper LLP (US) (“Company Counsel”) has represented only the Company. If subsequent to the Closing any dispute were to arise relating in any manner to this Agreement or any other agreement between the Shareholder Representative or any Indemnifying Party, on the one hand, and Parent or the Company, on the other hand (“Disputes”), Parent and Company hereby consent to Company Counsel’s representation of the Shareholder Representative (and/or such Indemnifying Party) in the Disputes. Parent acknowledges that Company Counsel has been and will be providing legal advice to the Company in connection with the Merger and the other transactions contemplated by this Agreement and in such capacity will have obtained confidential information of the Company (the “Company Confidential Information”). The Company Confidential Information includes all communications, whether written or electronic, including any communications between Company Counsel, the directors, officers, shareholders, accounting firm, and/or employees of the Company, and all files, attorney notes, drafts or other documents directly relating to this Agreement which predate the Closing (collectively, the “Company Counsel Work Product”). In any Dispute, to the extent that any Company Confidential Information is in Company Counsel’s possession at the Effective Time, such Company Confidential Information may be used on behalf of the Shareholder Representative in connection with such Dispute at the sole discretion of the Shareholder Representative. In any Dispute, the Consenting Parties waive the right to present any Company Counsel Work Product as evidence in any action arising out of such Dispute. The Consenting Parties waive their right to access any Company Counsel Work Product, except as reasonably necessary in connection with an action which is not a Dispute. The Consenting Parties hereby consent to the disclosure and use by Company Counsel for the benefit of the Indemnifying Parties and the Shareholder Representative of any information (confidential or otherwise) disclosed to it by the Company (including its directors, officers, shareholders, accounting firm, and/or employees of the Company) prior to the Effective Time.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Sub, the Company, the Earnout Representative, the Shareholder Representative and the Escrow Agent have caused this Agreement to be signed, all as of the date first written above.

ELECTRONIC ARTS INC.

By:	/s/ John Riccitiello
Name:	John Riccitiello
Title:	Chief Executive Officer

PLUMPJACK ACQUISITION CORPORATION

By:	/s/ Steve Bené
Name:	Steve Bené
Title:	Secretary

POPCAP GAMES, INC.

By:	/s/ David Roberts
Name:	David Roberts
Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE

By:	/s/ David Roberts

David Roberts

EARNOUT REPRESENTATIVE

By:	/s/ David Roberts

David Roberts

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Solely with respect to Articles VII, VIII and IX

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Paula Oswald
Name: Paula Oswald
Title: Vice President

Schedule 1.6(a)(iii)

“Total CY12 Earnout Consideration” shall mean:

(a) if Final CY12 EBIT shall be equal to or less than $34.4 million, then zero;

(b) if Final CY12 EBIT shall be greater than $34.4 million and equal to or less than $41.3 million, then an amount obtained from the following formula:

$38.0 million * ((Final CY12 EBIT – $34.4 million)/$6.9 million)

(c) if Final CY12 EBIT shall be greater than $41.3 million and equal to or less than $129.8 million, then an amount obtained from the following formula:

$38.0 million + ($172.0 million * ((Final CY12 EBIT – $41.3 million)/$88.5 million)

(d) if Final CY12 EBIT shall be greater than $129.8 million, then $210.0 million.

“Total CY13 Earnout Consideration” shall mean:

(a) if Final CY13 EBIT shall be equal to or less than $56.9 million, then zero;

(b) if Final CY13 EBIT shall be greater than $56.9 million and equal to or less than $68.2 million, then an amount obtained from the following formula:

$62.0 million * ((Final CY13 EBIT – $56.9 million)/$11.3 million)

(c) if Final CY13 EBIT shall be greater than $68.2 million and equal to or less than $212.7 million, then an amount obtained from the following formula:

$62.0 million + ($278.0 million * ((Final CY13 EBIT – $68.2 million)/$144.5 million)

(d) if Final CY13 EBIT shall be greater than $212.7 million, then $340.0 million

In addition, if Final CY12 EBIT is less than $129.8 million, and Final CY13 EBIT is greater than $212.7 million (the amount by which Final CY13 EBIT exceeds $212.7 referred to as the “CY13 Overachievement”), then the Total CY13 Earnout Consideration shall be increased by an amount equal to the difference obtained by subtracting (x) the Total CY12 Earnout Consideration as calculated on the basis of the Final CY12 EBIT from (y) the amount the Total CY12 Earnout Consideration would have been if the Final CY12 EBIT had been equal to the Final CY12 EBIT plus the CY13 Overachievement.

In addition, if Final CY13 EBIT is less than $212.7 million, but (a) Final CY13 EBIT is greater than Final CY12 EBIT and (b) Final CY12 EBIT is greater than $129.8 million (the amount by which Final CY12 EBIT exceeds $129.8 million referred to as the “CY12 Overachievement”), then the Total CY13 Earnout Consideration shall be increased by an amount equal to the difference obtained by subtracting (x) the Total CY13 Earnout Consideration as calculated on the basis of the Final CY13 EBIT from (y) the amount the Total CY13 Earnout Consideration would have been if the Final CY13 EBIT had been equal to the Final CY13 EBIT plus the CY12 Overachievement.

For purposes of the foregoing definitions, “+” means plus, “–” means minus, “*” means multiplied by and “/” means divided by.